Exhibit 10.3
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 12, 2007 by and among (i) netASPx, Inc., a Delaware corporation (the “Company”), (ii) NaviSite, Inc., a Delaware corporation (“Parent”), (iii) NSite Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and (iv) for the limited purpose of agreeing to perform the duties specified in Section 3.09, GTCR Fund VI, L.P. (the “Representative”). Parent, Merger Sub and the Company are referred to herein collectively as the “Parties” or individually as a “Party.”
     WHEREAS, the Board of Directors of the Company deems it advisable and in the best interest of the Company’s stockholders to enter into this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement;
     WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in accordance with the DGCL, followed as an integral part of the same transaction by a merger of the Company in accordance with the DGCL into a limited liability company wholly-owned by Parent (the “Successor LLC”);
     WHEREAS, the Boards of Directors of each of Parent (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved the Merger and deemed it advisable that the Parties enter into this Agreement providing for the Merger; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.06(f).
     “Advisors” has the meaning set forth in Section 6.06(a).
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “Aggregate Exercise Price” means the aggregate of the exercise prices of the In the Money Options and Warrants outstanding immediately prior to the Effective Time.

     “Agreement” has the meaning set forth in the introductory paragraph above.
     “Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or pursuant to any Ancillary Document.
     “Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all laws (including the common law), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any Governmental Body having jurisdiction over such Person or any of such Person’s properties or assets.
     “Broker” has the meaning set forth in Section 4.21.
     “Business Day” means any day of the year other than a Saturday, a Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
     “Cash Portion of the Merger Consideration” has the meaning set forth in Section 3.01(a).
     “Cash Portion of the Per Share Closing Merger Consideration” shall be equal to (x) the Cash Portion of the Merger Consideration divided by (y) the number of Fully-Diluted Company Shares.
     “Certificate of Merger” has the meaning set forth in Section 2.02.
     “Certificates” has the meaning set forth in Section 3.05(b).
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” has the meaning set forth in Section 2.02.
     “Closing Merger Consideration” has the meaning set forth in Section 3.01(c)(iii).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Source” has the meaning set forth in Section 10.07.
     “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
     “Common Stockholders” has the meaning set forth in Section 3.05(b).
     “Company” has the meaning set forth in the introductory paragraph above.
     “Company Balance Sheet” has the meaning set forth in Section 4.07(a).
     “Company Balance Sheet Date” has the meaning set forth in Section 4.07(a).
     “Company Certificate” means the certificate of incorporation of the Company.

     “Company Disclosure Schedules” has the meaning set forth in Article 4.
     “Company Financial Statements” has the meaning set forth in Section 4.07(a).
     “Company Indemnified Parties” has the meaning set forth in Section 7.03(a).
     “Company Intellectual Property” has the meaning set forth in Section 4.12.
     “Company Restricted Stock” has the meaning set forth in Section 3.04.
     “Company Shares” means the issued and outstanding shares of Common Stock.
     “Company Stockholders” means the holders of all issued and outstanding Company Shares at or prior to the Effective Time.
     “Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).
     “Company Transaction Expenses” has the meaning set forth in Section 11.01.
     “Comparable Benefits” has the meaning set forth in Section 7.02(b).
     “Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company or any of its Subsidiaries has not disclosed to Third Parties without a written obligation of confidentiality, which information is proprietary to the Company or any of its Subsidiaries, relating to the Company’s or any of its Subsidiaries’ procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like; provided, however, that the term “Confidential Information” shall not be deemed to include information which (i) becomes generally available to the public without any fault of Parent or Merger Sub, or (ii) becomes available to Parent or Merger Sub on a non-confidential basis and without any breach of an agreement of confidentiality from a source other than the Company or any of its Subsidiaries, or (iii) is disclosed to a Governmental Body pursuant to Applicable Law, and is publicly available as a result of such disclosure.
     “Confidentiality Agreement” has the meaning set forth in Section 6.04.
     “Contract” means any agreement, lease, license agreement (other than a license granted by a Governmental Body), contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a provision hereof refers.
     “Credit Agreement” means that certain Credit Agreement among the Company, its Subsidiaries and the lender named therein (the “Lender”).
     “Deductible Amount” has the meaning set forth in Section 10.05.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Dissenting Shares” has the meaning set forth in Section 3.02(c).
     “Dollars” and the sign “$” mean United States Dollars; any foreign currency shall be converted into United States Dollars using the prevailing exchange rates in effect as of the date hereof.
     “Effective Time” has the meaning set forth in Section 2.02.
     “Employee Benefit Plan” means any (x) “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title I of ERISA and is maintained or sponsored by the Company or any of its ERISA Affiliates, including all deferred compensation, pension, profit sharing, retirement, group or individual insurance or welfare benefit plan and (y) each employment, “change in control”, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past three years, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates.
     “Employee Transaction Bonuses” means the bonuses payable at the Closing to the Company employees as set forth in Schedule 1.01.
     “Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.
     “Environment” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Environmental Claim” means administrative, regulatory, or judicial action, suits, demands, demand letters, claims, notices of non-compliance or violation, investigation or Proceedings, Orders or agreements, arising under any Environmental Law or any Permit issued under any Environmental Law, including (i) Environmental Claims by Governmental Bodies for enforcement, cleanup, removal, response, remedial or other action or damage pursuant to any applicable Environmental Law, and (ii) Environmental Claims by any Third Party seeking damages or injunctive relief resulting from Environmental Conditions or arising from alleged injury or threat of injury to health, safety or the environment.
     “Environmental Condition” means the presence or introduction into the environment of any Hazardous Materials (and any resulting air, soil, groundwater, or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which the Company or any of its Subsidiaries has or may become liable to any Person or by reason of which the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries may suffer or be subject to an Environmental Claim.
     “Environmental Laws” means all Applicable Laws and any Order that (i) regulates or relates to the protection or clean-up of the environment; the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) imposes liability with respect to any of the foregoing, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; or any other Applicable Law of similar effect, each as amended from time to time.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.
     “Escrow Agent” has the meaning set forth in Section 3.01(c)(ii).
     “Escrow Agreement” has the meaning set forth in Section 3.01(c)(ii).
     “Escrow Deposit” has the meaning set forth in Section 3.01(c)(ii).
     “Escrow” has the meaning set forth in the Escrow Agreement.
     “Exchange Agent” has the meaning set forth in Section 3.05(a).
     “Exchange Agent Agreement” has the meaning set forth in Section 3.05(a).
     “Financing” has the meaning set forth in Section 5.07.
     “Fully-Diluted Company Shares” is equal to, at the Effective Time (and without duplication with respect to clauses (i) and (ii)), the sum of: (i) the total number of Company Shares, plus (ii) the total number of additional shares of Common Stock that would be issued assuming the exercise, conversion or exchange, as applicable, of all outstanding Options, Warrants, or other Rights that are “In the Money” at the Effective Time. An Option, Warrant or Right is “In the Money” if the exercise price per share of Common Stock issuable upon exercise, conversion or exchange of such Option, Warrant or Right is less than the Per Share Merger Consideration.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     “Governmental Body” means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Group Return” has the meaning set forth in Section 4.10(f).
     “Hazardous Materials” means (i) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls, and (ii) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any applicable Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indemnification Control Person” means (i) in the event of a claim by a Stockholder Indemnified Party, Parent, and (ii) in the event of a claim by a Parent Indemnified Party against the Escrow Deposit, the Representative.
     “Indemnified Party” means any Person entitled to seek indemnification pursuant to Article 10.
     “Indemnified Taxes” has the meaning set forth in Section 7.05(a)(ii).
     “Indemnifying Party” means (i) any Person against whom indemnification may be sought pursuant to Article 10 and (ii) with respect to claims made against the Escrow Deposit, the Indemnification Control Person.
     “Insurance Policies” has the meaning set forth in Section 4.19.
     “Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) mask works and all applications, registrations and renewals in connection therewith, (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) computer software

(including data and related software program documentation in computer-readable and hard-copy forms), (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature, and (viii) copies of tangible embodiments thereof (in whatever form or medium).
     “IRS” has the meaning set forth in Section 4.17(c).
     “Knowledge” means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of John M. Whiteside, Craig D. Norman and, with respect to Sections 4.13 (Contracts) and 4.16 (Labor Matters) only, the Vice President of Operations, and (ii) with respect to Parent, the actual knowledge of Arthur Becker and Jim Pluntze and the other “named executive officers” of Parent (as such term is defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act).
     “Lease” has the meaning set forth in Section 4.11(b).
     “Leased Real Property” has the meaning set forth in Section 4.11(b).
     “Lender Debt” shall mean all indebtedness for borrowed money owed by the Company and its Subsidiaries pursuant to the Credit Agreement.
     “Lender” has the meaning set forth in the definition of the Credit Agreement in Section 1.01.
     “Loss” or “Losses” has the meaning set forth in Section 10.01.
     “Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the business or financial condition of such Person and its Subsidiaries taken as a whole, excluding, in each case, any change, event or effect arising out of or resulting from (i) changes, events or developments in or affecting the Company’s industry in the United States or internationally, including changes in the use, adoption or non-adoption of technologies or industry standards (other than any such change, event or development that is disproportionately adverse to the Company relative to the effect of such conditions on other Persons operating in the managed applications services industry), (ii) changes, events or developments in financial, foreign exchange or securities markets or the economy in general in the U.S. or internationally including any disruption thereof (other than any such change, event or development that is disproportionately adverse to the Company relative to the effect of such conditions on other Persons operating in the managed applications services industry), (iii) any change, event or development brought about through acts of war or terrorism, insurrection, escalation of hostilities, natural disasters, acts of God or similar calamity or crisis (other than any such change, event or development that is disproportionately adverse to the Company relative to the effect of such conditions on other Persons affected by such conditions), (iv) the announcement, execution or delivery of this Agreement or the Ancillary Documents or the consummation of the Transactions, (v) such Person’s performance of its obligations hereunder, (vi) any change, event, or development relating to any action taken (or any failure to take any action) by any other Party hereto, (vii) any matter set forth in any of the Company Disclosure Schedules or (viii) any change, event or development that has been cured prior to the Closing.

     “Material Contracts” has the meaning set forth in Section 4.13(a).
     “Material IP Agreements” has the meaning set forth in Section 4.12.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 3.01(a).
     “Merger Sub” has the meaning set forth in the introductory paragraph above.
     “Option” has the meaning set forth in Section 3.03(a).
     “Option/Warrant Closing Cash Out Payment” means an amount in cash equal to the value of (x) the Stock Portion of the Merger Consideration, less the Escrow Deposit, divided by (y) the number of Fully-Diluted Company Shares.
     “Option Holders” means each holder of certificates, agreements or other instruments evidencing Options.
     “Option Payment” has the meaning set forth in Section 3.03(a).
     “Option Plan” has the meaning set forth in Section 3.03(a).
     “Order” means any judgment, award, decision, consent decree, injunction, ruling, writ, charge or other restriction of a Governmental Body that is binding on any Person or its property under Applicable Law.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Parent” has the meaning set forth in the introductory paragraph above.
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Credit Agreement” has the meaning set forth in Section 5.07.
     “Parent Disclosure Schedules” has the meaning set forth in Article 5.
     “Parent Indemnified Parties” has the meaning set forth in Section 10.01.
     “Parent Lender” has the meaning set forth in Section 5.07.
     “Parent Plans” has the meaning set forth in Section 7.02(c).
     “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.
     “Parent Return” has the meaning set forth in Section 7.05(a)(i).
     “Party” or “Parties” has the meaning set forth in the introductory paragraph above.

     “Payoff Amount” has the meaning set forth in Section 3.01(c)(i).
     “Per Share Merger Consideration” has the meaning set forth in Section 3.02(a).
     “Permit” or “Permits” means any and all permits, licenses, filings, authorizations, registrations, qualifications, consents, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit) issued by any Governmental Body that are required by, or issued to or on behalf of, a Person, in order for the Company or such Person to own, construct, operate, sell, inventory, disburse or maintain any of their assets or conduct all or any portion of their business.
     “Permitted Encumbrances” means (a) Taxes, assessments and other governmental levies, fees or charges that are (i) not due and payable as of the Closing Date, or (ii) being contested by appropriate Proceedings, (b) statutory Encumbrances, mechanics liens and similar liens for labor, materials or supplies , in each case incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and are not, in the aggregate, material, or (ii) being contested by appropriate Proceedings, (c) Encumbrances that are a matter of public record, (d) present or future zoning, building codes, and other land use Applicable Law regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Real Property, (e) Encumbrances for any financing that is an obligation of the Company or any of its Subsidiaries, that will be paid off at Closing, (f) purchase money liens and liens securing rental payments under capital lease arrangements, (g) restrictions on the transferability of securities arising under Applicable Laws, (h) easements, rights of way, covenants, conditions, restrictions and other similar matters and other title defects and Encumbrances, none of which materially impair the use or occupancy of Real Property or the operation of the business of the Company and its Subsidiaries, taken as a whole.
     “Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.
     “Personal Property” has the meaning set forth in Section 4.11(c).
     “Pre-Closing Tax Statement” has the meaning set forth in Section 7.05(a)(ii).
     “Pre-Closing Taxes” has the meaning set forth in Section 7.05(b).
     “Pro Rata Share” means, with respect to each share of Common Stock, (x) the amount of distribution or proceeds from the Escrow divided by (y) the number of issued and outstanding shares of Common Stock as of the Effective Time.
     “Proceeding(s)” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.
     “Real Property” means land, together with all buildings, structures, improvements, and fixtures located thereon, and easements and other rights and interests appurtenant thereto.

     “Representative” has the meaning set forth in the introductory paragraph above.
     “Requisite Stockholder Approval” has the meaning set forth in Section 4.02.
     “Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) a company to issue or dispose of any securities of a company including, without limitation, convertible securities and debt securities.
     “Statement of Closing Cash” has the meaning set forth in Section 3.01(b).
     “Stock Portion of the Merger Consideration” has the meaning set forth in Section 3.01(a).
     “Stock Portion of the Per Share Closing Merger Consideration” shall be a number of shares of Parent Series A Preferred Stock equal to (x) the Stock Portion of the Merger Consideration, less the Escrow Deposit, divided by (y) the number of issued and outstanding shares of Common Stock as of the Effective Time.
     “Stockholder Indemnified Parties” has the meaning set forth in Section 10.02.
     “Subsidiary” means, with respect to any Person, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Superior Proposal” has the meaning set forth in Section 6.06(f).
     “Surviving Corporation” has the meaning set forth in Section 2.01 and shall also mean with respect to any period after the LLC Merger, the Successor LLC.
     “Successor LLC” has the meaning set forth in the Recitals.
     “Tax” or “Taxes” means all federal, state, local, foreign or other tax of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Arbitrator” has the meaning set forth in Section 7.05(a)(iii).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Statement Dispute” has the meaning set forth in Section 7.05(a)(iii).
     “Taxing Authority” means the domestic or foreign Governmental Body responsible for the administration of any Tax.
     “Third Party” or “Third Parties” shall mean any Person that is not a Party to this Agreement, other than the Company Stockholders or any of their Affiliates or other related parties.
     “Third Party Claim” has the meaning set forth in Section 10.03(a).
     “Third Party Interests” has the meaning set forth in Section 4.06(c).
     “Threatened” means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing, service or warranty disputes in the Ordinary Course of Business.
     “Transaction Expense” has the meaning set forth in Section 11.01.
     “Transactions” means the Merger and any other transactions contemplated by or pursuant to this Agreement and the Ancillary Documents.
     “Warrant Holders” has the meaning set forth in Section 3.05(b).
     “Warrant Payment” has the meaning set forth in Section 3.03(b).
     “Warrants” has the meaning set forth in Section 3.03(b).
     “Withholdings” means the amount reasonably determined jointly by Parent and the Company in good faith to be withheld from the Merger Consideration as required by Applicable Law (arising from, without limitation, withholding obligations of the Company and its Subsidiaries arising from the cancellation and settlement of any Options or Warrants), which amount(s) shall be timely remitted to the appropriate Governmental Body by or on behalf of the Surviving Corporation at or after the Closing.
     “Written Consents” has the meaning set forth in Section 6.05.

ARTICLE 2
THE MERGER
     Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent immediately following the Merger (the “Surviving Corporation”).
     Section 2.02 Closing and Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia 22102, at 10:00 a.m. (Eastern time) no later than two (2) Business Days after the satisfaction or, if permissible, waiver of all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions), or at such later time as the Parties may agree. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.
     Section 2.04 Certificate of Incorporation; Bylaws.
          (a) At the Effective Time, the Company shall amend the Company Certificate so as to be in the form attached hereto as Exhibit A and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.
          (b) At the Effective Time, the Company shall amend the Company’s bylaws so as to be in the form attached hereto as Exhibit B and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the Surviving Corporation’s certificate of incorporation or by the DGCL.
     Section 2.05 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations, which shall be effective as of the Effective

Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     Section 2.06 The LLC Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, following the Effective Time, the Surviving Corporation shall be merged with and into the Successor LLC. As a result of the LLC Merger, the separate corporate existence of the Surviving Corporation shall cease, and the Successor LLC shall continue as the surviving entity in the LLC Merger and as a wholly-owned subsidiary of Parent immediately following the LLC Merger.
     Section 2.07 Second Effective Time. Subject to the provisions of this Agreement, reasonably promptly after the Closing Date, the Parties shall cause the LLC Merger to be consummated by filing a certificate of merger (the “Certificate of LLC Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Second Effective Time”).
     Section 2.08 Effect of the LLC Merger. At the Second Effective Time, the effect of the LLC Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Surviving Corporation and the Successor LLC shall vest in the Successor LLC, and all debts, liabilities, duties and obligations of the Surviving Corporation and Successor LLC shall become the debts, liabilities, duties and obligations of the Successor LLC.
     Section 2.09 Certificate of Formation. At the Second Effective Time, the Successor LLC shall amend the Company Certificate so as to be in an appropriate form reasonably agreed to by Parent and the Representative, and as so amended, such certificate of formation shall be the certificate of formation of the Successor LLC until thereafter amended as provided therein or by the DGCL.
     Section 2.10 Effect of LLC Merger on Stock of Surviving Corporation. At the Second Effective Time, by virtue of the LLC Merger and without any further action on the part of the Surviving Corporation, Parent, the Successor LLC, or any stockholder of Parent, each share of the stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time, shall be converted into membership interests in the Successor LLC. No stock of the Surviving Corporation shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.10 after the LLC Effective Time.

ARTICLE 3
MERGER CONSIDERATION; CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES
     Section 3.01 Calculation and Payment of the Merger Consideration.
          (a) Calculation of Merger Consideration. The aggregate amount to be paid with respect to the Fully-Diluted Company Shares (the “Merger Consideration”) shall consist of: (A) the payment or delivery by Parent and Merger Sub of (i) Three Million One Hundred Twenty Five Thousand Shares (3,125,000) shares of Parent Series A Preferred Stock (the “Stock Portion of the Merger Consideration”) and Fifteen Million Dollars ($15,000,000) in cash (the “Cash Portion of the Merger Consideration”), subject to adjustment as set forth in Section 3.01(b) below, plus (ii) the Aggregate Exercise Price, minus (iii) the amount by which the unpaid Company Transaction Expenses as of the Closing Date exceed Five Hundred Thousand Dollars ($500,000), minus (iv) the Payoff Amount and (B) the payment of the Closing Cash by the Company to the Exchange Agent pursuant to Section 3.01(b). Remittance and delivery of the Merger Consideration by Parent and Merger Sub shall be made by Parent or Merger Sub in accordance with the provisions of Section 3.01(c). The maximum aggregate Merger Consideration payable by Parent and Merger Sub to the Company Stockholders, Option Holders and Warrant Holders in the Merger pursuant to this Agreement shall be Forty Million Five Hundred Thousand Dollars ($40,500,000), subject to adjustment as set forth in Section 3.01(b). The parties agree that the Stock Portion of the Merger Consideration is valued at $25,000,000.
          (b) Closing Cash Adjustment. On the Closing Date, the Company shall deliver to Parent and Merger Sub a statement setting forth the amount of the Company’s immediately available cash (minus the amount of cash required to satisfy outstanding checks) as of the Closing Date (the “Statement of Closing Cash”) determined in accordance with the principles, policies, estimates and procedures set forth on Schedule 3.01 of the Company Disclosure Schedules (the “Closing Cash”). At the Closing, the Company shall remit the Closing Cash by wire transfer of immediately available funds to the Exchange Agent. To the extent that the Closing Cash is greater than Five Million Dollars ($5,000,000), the Cash Portion of the Merger Consideration shall be decreased by such amount. To the extent that the Closing Cash is less than Five Million Dollars ($5,000,000), the Cash Portion of the Merger Consideration shall be increased by such amount.
          (c) Payment of Merger Consideration and the Payoff Amount. At the Closing, Parent shall remit the Merger Consideration and the Payoff Amount by wire transfer of immediately available funds as follows:
               (i) Parent shall remit an amount by wire transfer of immediately available funds as directed in writing by the Lender necessary to repay the Lender Debt and all interest accrued thereunder up to and including the Closing Date (the “Payoff Amount”);
               (ii) On the Closing Date, the Representative, Parent and Branch Banking and Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). Parent shall withhold Three Hundred Ninety-Three Thousand Seven Hundred Fifty (393,750) shares of Parent Series A

Preferred Stock out of the Stock Portion of the Merger Consideration (the “Escrow Deposit”) and deposit such shares into escrow at the Closing pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall provide that any shares held by the Escrow Agent shall be released by the Escrow Agent to the Company Stockholders pursuant to the terms of the Escrow Agreement, less any pending or paid indemnification claims asserted pursuant to Article 10 on or prior to such date, on the nine (9) month anniversary of the Closing Date; and
               (iii) The Merger Consideration, less the Escrow Deposit, shall be referred to herein as the “Closing Merger Consideration.” Parent shall remit the Closing Merger Consideration, less the Closing Cash and the aggregate Option Payments to be paid at Closing, to the Exchange Agent at the Closing (as described in Section 3.05).
     Section 3.02 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any Company Stockholder or any stockholder of Parent:
          (a) Conversion of Common Stock. Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 3.02(b) and Dissenting Shares whose appraisal rights are being exercised pursuant to Section 3.02(c)), shall be converted into the right to receive, upon surrender of a Certificate formerly representing such share in the manner provided in Section 3.05, (i) an amount in cash equal to the Cash Portion of the Per Share Closing Merger Consideration, plus (ii) a number of shares of Parent Series A Preferred Stock equal to the Stock Portion of the Per Share Closing Merger Consideration, plus (iii) a right to receive a Pro Rata Share of any proceeds or distributions from the Escrow (collectively, the “Per Share Merger Consideration”). The Cash Portion of the Per Share Closing Merger Consideration payable with respect to each share of the Common Stock hereunder shall be reduced by (x) the aggregate amount of the Option/Warrant Closing Cash Out Payment, the Option Escrow Cash Out Payments and the Warrant Escrow Cash Out Payments divided by (y) the number of issued and outstanding shares of Common Stock immediately prior to the Effective Time. No Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.02 after the Effective Time.
          (b) Cancellation of Treasury Stock. Each share of Common Stock held in treasury by the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or its Subsidiaries, or Parent, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, shall be automatically cancelled without any conversion thereof and shall cease to exist and no payment of cash or any other distribution shall be made with respect thereto.
          (c) Appraisal Rights. Notwithstanding anything to the contrary herein, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a Common Stockholder who is entitled to and has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and each holder of

Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such Common Stockholder shall have failed to perfect or shall effectively withdraw or lose its right to appraisal and payment under the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such stockholder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration and such shares of Common Stock shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of all written demands received by the Company for appraisal rights and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
          (d) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 3.03 Options and Warrants.
          (a) Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation of all outstanding, unexercised and unexpired stock option or similar Rights to purchase Common Stock (each, an “Option”) granted under the Company’s Third Amended and Restated 1999 netASPx, Inc. Stock Incentive Plan (the “Option Plan”), effective at the Effective Time, without any payment therefor except as otherwise provided in this Section 3.03(a) and (ii) terminate the Option Plan as of the Effective Time. Each In the Money Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to an amount (the “Option Payment”) equal to (1) a payment in cash equal to (x) the amount of the excess (if any) of (A) the Cash Portion of the Per Share Closing Merger Consideration and the Option/Warrant Closing Cash Out Payment over (B) the exercise price per share of Common Stock subject to such Option, multiplied by (y) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of Withholdings, if any, and without interest), payable at the same time, in the same manner, and subject to the same conditions under which the Common Stockholders receive the Cash Portion of the Per Share Closing Merger Consideration plus (2) a payment in cash (the “Option Escrow Cash Out Payment”) equal to the total number of shares of Common Stock subject to such Option immediately prior to its cancellation multiplied by the value of the Escrow Deposit divided by the Fully-Diluted Share Number. At the Closing, the Parent shall deliver to the Company the aggregate Option Payments and the Company shall pay, or arrange for the Company’s payroll processor to pay, to each Option Holder, subject to any applicable Withholdings, the Option Payment due under this Section 3.03(a) with respect to such Option. No diminution in the Closing Cash as a result of making the Option Payments on behalf of Parent shall be reflected in the Merger Consideration. For purposes of this Section 3.03(a), the value of each share of Parent Series A Preferred Stock shall be deemed to be Eight Dollars ($8.00).
          (b) Warrants. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all outstanding warrants to purchase Common Stock (the “Warrants”), without any payment therefor except as otherwise provided in this Section 3.03(b). Each In the Money Warrant, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each Warrant Holder, in cancellation and settlement therefor, to an amount (the “Warrant Payment”) equal to (i) a payment in cash equal to (x)(A) the Cash Portion of the Per Share Closing Merger Consideration and the Option/Warrant Closing Cash Out Payment minus (B) the exercise price per share of Common Stock subject to such Warrant, multiplied by (y) the total number of shares of Common Stock as to which that Warrant remains unexercised immediately prior to its cancellation (such payment to be net of Withholdings, if any, and without interest), payable at the same time, in the same manner, and subject to the same conditions under which the Common Stockholders receive the Cash Portion of the Per Share Closing Merger Consideration plus (ii) a payment in cash (the “Warrant Escrow Cash Out Payment”) equal to the total number of shares of Common Stock subject to such Warrant immediately prior to its cancellation multiplied by the value of the Escrow Deposit divided by the Fully-Diluted Share Number. Upon surrender of a Certificate evidencing an In the Money Warrant by the Warrant Holder to the Exchange Agent, pursuant to Section 3.05, the Exchange Agent shall pay to such Warrant Holder, subject to any applicable Withholdings, the Warrant Payment due under this Section 3.03(b) with respect to such Warrant. For purposes of this Section 3.03(b), the value of each share of Parent Series A Preferred Stock shall be deemed to be Eight Dollars ($8.00).
     Section 3.04 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option or forfeiture in favor of the Company (any such shares, “Company Restricted Stock”), then, effective immediately prior to the Effective Time, such Company Restricted Stock shall be fully vested and any repurchase option or forfeiture restriction shall lapse.
     Section 3.05 Payment of Merger Consideration.
          (a) Pursuant to an Exchange Agent Agreement in the form attached hereto as Exhibit D (the “Exchange Agent Agreement”) to be entered into prior to the Closing between Representative, Parent and Branch Banking and Trust Company (the “Exchange Agent”), at the Closing, and subject to the terms and conditions set forth in this Agreement, Parent shall remit to the Exchange Agent the amount of cash equal to the Cash Portion of the Merger Consideration and the number of shares of Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration less the Escrow Deposit. All payments for shares of Common Stock, Options and the Warrants which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Common Stock, Options and Warrants, as the case may be.
          (b) Promptly after entering into the Exchange Agent Agreement and before the Effective Time, the Company shall send or cause the Exchange Agent to send a notice and a letter of transmittal in the form attached hereto as Exhibit E (a “Letter of Transmittal”) (which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (y) expressly ratify and confirm the appointment of the Representative as attorney-in-fact and agent for and on behalf of the applicable former Common Stockholders in accordance with Article 3 of this Agreement and (z) otherwise be in customary form), to each holder of certificates, agreements, or other instruments formerly evidencing (i) shares of Common Stock (other than certificates representing Dissenting Shares) (such holders, “Common Stockholders”) and (ii) Warrants (such holders, “Warrant Holders”) (such instrument evidencing shares of Common Stock and Warrants, collectively, the “Certificates”) advising such holders of such Certificates of the procedure for surrendering to the Exchange Agent their Certificates for exchange into the Per Share Merger Consideration or the Warrant Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the Certificates and a duly executed Letter of Transmittal and any other required documents of transfer. Upon surrender of their Certificates to the Exchange Agent together with such Letter of Transmittal (duly executed) and any other required documents of transfer, and no earlier than the Closing, each Common Stockholder and Warrant Holder shall be entitled to receive in exchange therefore the Per Share Merger Consideration or the Warrant Payment, respectively. Upon such surrender, and no earlier than the Closing, the Exchange Agent shall promptly deliver to each such holder the applicable consideration due pursuant to this Section 3.05(b) in accordance with the instructions set forth in the related Letter of Transmittal, and the Certificates so surrendered shall promptly be cancelled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to this Section 3.05(b), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. No interest shall accrue or be paid on any amount payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL). Notwithstanding the foregoing or Sections 3.02, 3.03 or 3.04, the Exchange Agent shall not pay to any Common Stockholder or Warrant Holder that portion of the Per Share Merger Consideration or Warrant Payment held in the Escrow until such times as such shares or other proceeds or distributions are distributable pursuant to the terms and conditions of the Escrow Agreement.
          (c) If any portion of the Per Share Merger Consideration or Warrant Payment is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) Notwithstanding the other provisions of this Section 3.05, any Company Stockholder that shall have surrendered its Certificates together with a duly executed Letter of Transmittal and any other required documents of transfer to Parent at least one (1) day prior to the Closing shall be entitled to receive at the Closing the applicable consideration directly from Parent and/or the Company.

          (e) To the extent any Company Stockholder is indebted to the Company for borrowed money as of the Closing, such amount shall be described on the Letter of Transmittal with respect to such Company Stockholder and, if Parent and the Representative shall have received evidence reasonably satisfactory to each of them that the Merger Consideration payable to such Company Stockholder has been offset by such amount, then Parent and the Representative shall promptly deliver joint written instructions to the Exchange Agent instructing the Exchange Agent to deliver such amount to the Surviving Corporation from the exchange fund established by the Exchange Agent Agreement.
     Section 3.06 No Liability. None of Parent, Merger Sub, the Representative or the Surviving Corporation shall be liable to any Company Stockholder in respect of any Per Share Merger Consideration, Option Payment or Warrant Payment delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Applicable Law.
     Section 3.07 Lost, Stolen and Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration, Option Payment or Warrant Payment, as may be the case, deliverable in respect thereof pursuant to this Agreement.
     Section 3.08 Return of Merger Consideration. If, one (1) year after the Effective Time, there remains any Certificate, Option or Warrant which has not been surrendered or exercised for payment of the applicable Per Share Merger Consideration, Option Payment, or Warrant Payment, as may be the case, the Exchange Agent shall mail notices to the holder thereof at the address set forth in the records of the Company notifying such holder of the right to receive the Per Share Merger Consideration, Option Payment or Warrant Payment, as may be the case. To the extent that any holder has not tendered his, her or its Certificate, Option or Warrant within ninety (90) days after the mailing of such notice, the Exchange Agent shall return, to the extent permitted by Applicable Law, to Parent any funds held by it for the benefit of such holder and deliver to Parent any Certificates or other documents received by it from any holder after such time. Upon receipt, Parent shall hold the remaining funds for the benefit of such holders and shall deliver to any such holder who has properly surrendered or exercised Certificates, Options or Warrants, the Per Share Merger Consideration, Option Payment, or Warrant Payment, as may be the case, to which such holder is entitled pursuant to this Agreement with respect to the Certificates, Options or Warrants surrendered or exercised by such holder.
     Section 3.09 The Representative.
          (a) Appointment of the Representative. By virtue of the adoption of this Agreement and approval of the Merger and the Transactions by the Common Stockholders, each Company Stockholder (regardless of whether or not such Company Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger and the Transactions, whether at a meeting or by written consent in lieu thereof) shall be deemed to have appointed, effective from and after the approval of the Merger, Representative to act as his, her or its representative and true and lawful attorney-in-fact, with full power of substitution, in such holder’s name and on such holder’s behalf, under this Agreement in the absolute discretion of the Representative in accordance with the terms of this Section 3.09, the Registration Rights Agreement and the Escrow Agreement. This power of attorney and all authority hereby conferred is irrevocable and shall not be terminated by any act of any such holder, by operation of law, by such holder’s death or disability or by any other event, except as expressly set forth herein. The Representative may be replaced upon the affirmative vote of the holders of a majority of the Common Stock as of the Closing. Any Person or entity appointed to replace a former Representative shall execute a statement agreeing to perform the duties set forth in this Agreement. The appointment of a replacement Representative shall become effective upon delivery of such statement to Parent and the Surviving Corporation.
          (b) Authority After the Effective Time. From and after the Effective Time, the Representative shall be authorized to: (i) take all actions required by, and exercise all rights granted to, the Representative in this Agreement, the Registration Rights Agreement and the Escrow Agreement; (ii) receive all notices or other documents given or to be given to the Representative by Parent pursuant to this Agreement, the Registration Rights Agreement and the Escrow Agreement; (iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement, the Registration Rights Agreement and the Escrow Agreement; (iv) execute and deliver all agreements, certificates and documents required by the Representative in connection with any of the Merger and the Transactions; (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions; and (vi) take such other action as is necessary on behalf of the Company Stockholders in connection with this Agreement, the Registration Rights Agreement and the Escrow Agreement and the Merger and the Transactions, including, without limitation, all such other matters as the Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Ancillary Documents.
          (c) Expenses. The Representative shall be entitled to receive advances or reimbursement for any and all reasonable expenses, charges, liabilities and debts, including reasonable attorneys’ fees, incurred by the Representative in the performance or discharge of its rights and obligations under this Agreement but only in connection with a Third Party Claim. The Representative shall be entitled to collect such advances or reimbursement from the Escrow (up to $250,000) in shares of Parent Series A Preferred Stock (or Parent Common Stock issued upon conversion of Parent Series A Preferred Stock) pursuant hereto and pursuant to the Escrow Agreement. For purposes of the foregoing, the value of each share of Parent Series A Preferred Stock as of any particular time shall be deemed to be the “Redemption Price” of such share as such term is defined in the Certificate of Designations and the value of each share of Parent Common Stock issued upon conversion of Parent Series A Preferred Stock shall be deemed to be Eight Dollars ($8.00), plus any accrued but unpaid dividends (as appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or general distribution of securities convertible into or exchangeable or exercisable for any capital stock of Parent), reclassification, reorganization, recapitalization or other like change occurring after the date hereof).
          (d) Release from Liability; Indemnification; Authority of Representative. By virtue of the adoption of this Agreement and the approval of the Merger and the Transactions by the Common Stockholders, each Company Stockholder shall be deemed to have (i) released the Representative from, and agreed to indemnify the Representative against, liability for any action taken or not taken by the Representative in its capacity as such Representative, except for the liability of the Representative to a Company Stockholder for loss which such holder may suffer from fraud committed by the Representative in carrying out its duties hereunder, and (ii) appointed, as of such approval, the Representative as such Company Stockholder’s true and lawful agent and attorney-in-fact to enter into any agreement in connection with the Merger and the Transactions, to exercise all or any of the powers, authority and discretion conferred on such Company Stockholder under any such agreement, to give and receive notices on such Company Stockholder’s behalf and to be such Company Stockholder’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or Proceeding for which Parent or the Surviving Corporation may be entitled to indemnification. All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Company Stockholders.
          (e) Acceptance. By executing this Agreement, the Representative agrees to act as, and to undertake the duties and responsibilities of, the Representative as set forth in this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedules delivered by the Company to Parent on the date hereof, which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 4 (the “Company Disclosure Schedules”), the Company represents and warrants as of the date hereof to Parent and Merger Sub as follows:
     Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the Company Certificate and bylaws of the Company as currently in effect.
     Section 4.02 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which the Company is a party and the consummation by the Company of the Merger and the Transactions are within the Company’s corporate powers and, except for the approval of the Merger (x) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in accordance with the terms of the DGCL, the Company Certificate and the bylaws of the Company and (y) by netASPx Holdings, Inc. in accordance with the terms of the Purchase Agreement, dated May 6, 1999, as amended, by and among the Company and certain stockholders of the Company named therein (collectively, the “Requisite Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Requisite Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the Transactions. This Agreement constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 4.03 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which there were 47,818,220 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter, and except as set forth on Schedule 4.03 of the Company Disclosure Schedules, there are no options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued Common Stock or obligating the Company to issue, redeem, repurchase or otherwise acquire any share of Common Stock, or other equity interest in, the Company. Schedule 4.03 of the Company Disclosure Schedules sets forth, as of the date hereof, each of the Company Stockholders and the number of shares of Common Stock owned by, and the number of shares of Common Stock subject to Options and Warrants owned by, such Company Stockholder and the exercise price per share of any such Options or Warrants. No Subsidiary of the Company owns any shares of Common Stock of the Company. The per share exercise price of each Option was equal to or greater than the fair market value of one share of Common Stock on the grant date of such Option.
     Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which the Company is party and the consummation by the Company of the Merger and the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign and, (iv) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Merger and the Transactions.
     Section 4.05 Noncontravention. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by Section 4.04 have been duly made or obtained, as applicable, neither the execution and delivery of this Agreement or any other Ancillary Document to which the Company is party, nor the consummation of the Merger and the Transactions through the Effective Time, will (i) assuming the Requisite Stockholder Approval is obtained, violate any provision of the charter, bylaws or other governing documents of the Company or any of its Subsidiaries, (ii) assuming the approvals set forth on Schedule 4.05 of the Company Disclosure Schedules are obtained, result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any material right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, lease, or other instrument or obligation to which the Company or any of its Subsidiaries is a party (or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of its assets) or (iii) violate any Applicable Law or Order applicable to the Company or any of its Subsidiaries; other than in the case of (iii) above, any violation, conflict, breach, default, acceleration, termination, modification, cancellation or notice that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
     Section 4.06 Subsidiaries.
          (a) Each Subsidiary of the Company is duly formed, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation. Each such Subsidiary is duly qualified to do business as a foreign company and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company, the Company’s ownership interests therein, and their respective jurisdictions of formation are identified in Schedule 4.06(a) of the Company Disclosure Schedules.
          (b) Except as set forth on Schedule 4.06(b) of the Company Disclosure Schedules, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company or by one of its Subsidiaries, free and clear of any Encumbrance (other than Permitted Encumbrances). Except as set forth on Schedule 4.06(b) of the Company Disclosure Schedules, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
          (c) Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in, any other Person (collectively, “Third Party Interests”). Neither the Company nor any Subsidiary of the Company has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.
     Section 4.07 Financial Statements.
          (a) Attached to Schedule 4.07(a) of the Company Disclosure Schedules are true and correct copies of (i) the audited consolidated balance sheet as of December 31, 2006 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2006 and (ii) the unaudited interim consolidated balance sheet (the “Company Balance Sheet”) as of July 31, 2007 (the “Company Balance Sheet Date”) and the related unaudited interim consolidated statements of income and cash flows for the seven (7) month period ended July 31, 2007 of the Company and its Subsidiaries (collectively, the “Company Financial Statements”).
          (b) Except as indicated on Schedule 4.07(b) of the Company Disclosure Schedules or in the Company Financial Statements (including any notes thereto), the Company Financial Statements were prepared in accordance with GAAP as of the dates or during the periods covered thereby (except, in the case of unaudited statements, for the absence of footnotes thereto and normal year end adjustments) and, in the case of any balance sheet included in the Company Financial Statements, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and, in the case of any income statement or statement of cash flows included in the Company Financial Statements, fairly present in all material respects the consolidated results of operations or cash flows, as applicable, of the Company and its Subsidiaries for the periods then ended (subject, in the case of any unaudited Company Financial Statements, to the absence of footnotes thereto and normal year-end adjustments).
     Section 4.08 Events Subsequent.
          (a) Except as set forth in Schedule 4.08, since the Company Balance Sheet Date through the date hereof, there has not been any Material Adverse Effect on the Company, and, except for the Transactions, the Company and its Subsidiaries have been operated only in the Ordinary Course of Business.
          (b) Except as set forth in Schedule 4.08, since the Company Balance Sheet Date through the date hereof, there has not been any;
               (i) damage, destruction or other casualty, whether or not covered by insurance, materially affecting the Company and its Subsidiaries or any assets material to the business owned, held or used by the Company and its Subsidiaries;
               (ii) transaction or commitment made, or Contract entered into, by the Company or any Subsidiary, or termination or amendment by the Company or any Subsidiary of any Contract, in either case, which is material to the Company and its Subsidiaries, other than transactions, commitments, Contracts, terminations or amendments made in the Ordinary Course of Business;
               (iii) sale or other disposition of assets that are owned, held or used by the Company or any Subsidiary other than in the Ordinary Course of Business;
               (iv) cancellation, compromise, settlement, waiver or release by the Company or any Subsidiary (x) other than in the Ordinary Course of Business of any Proceeding (or a series of related Proceedings) or (y) involving an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate;
               (v) (A) increase in the compensation or fringe benefits of any present or former director, officer, employee or consultant of the Company or any Subsidiary (except for increases in salary or wages in the Ordinary Course of Business), (B) grant of any severance or termination pay to any present or former director, officer or employee of the Company or any

Subsidiary, (C) establishment, adoption, entrance into, amendment or termination of any Employee Plan or collective bargaining agreement (other than as may be required by the terms of an existing Employee Plan or collective bargaining agreement, or as may be required by Applicable Law or in order to maintain its qualification under Section 401 and 501 of the Code or to provide for the effects of Section 409A of the Code), or (D) grant of any equity or equity-based awards, in the case of each of clauses (A), (B), (C) or (D) above, other than in the Ordinary Course of Business or as may be required under Applicable Law;
               (vi) action taken by the Company or any Subsidiary during the period from July 31, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.02; or
               (vii) agreement, whether in writing or otherwise, to do any of the foregoing.
     Section 4.09 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) the liabilities, obligations, conditions or circumstances disclosed and provided for in the Company Balance Sheet, (ii) the liabilities, obligations, conditions or circumstances, which are of a nature that are not required by GAAP to be reflected in the Company Financial Statements, (iii) liabilities or obligations incurred or arising in the Ordinary Course of Business since the Company Balance Sheet Date or in connection with the consummation of Transactions, (iv) the liabilities, obligations, conditions or circumstances which are of a subject matter covered by any of the other representations and warranties of the Company set forth in this Agreement, (v) the liabilities or obligations disclosed in Schedule 4.09 of the Company Disclosure Schedules or (vi) any other liabilities or obligations, which individually or in the aggregate would not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has entered into any off-balance sheet financing or has any off-balance sheet indebtedness for borrowed money through a special purpose vehicle or otherwise. Schedule 4.09 of the Company Disclosure Schedules sets forth a list of all of the operating leases to which the Company or any of its Subsidiaries is a party.
     Section 4.10 Taxes.
          (a) The Company and each of its Subsidiaries have filed (or have had filed on their behalf) all Tax Returns required to have been filed, except for Tax Returns the non-filing of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or are currently being disputed in good faith and have been fully reserved against in the Company Financial Statements.
          (b) There is no audit or other proceeding presently pending or, to the Knowledge of the Company, Threatened with regard to any Tax matter concerning the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a written ruling from any Taxing Authority relating to any Tax or entered into a written agreement with a

Taxing Authority relating to any Tax that would have continuing effect with respect to any taxable period for which the Company or any of its Subsidiaries, respectively, has not filed a Tax Return, and there are no requests for issuance of such a ruling pending on behalf of the Company or any of its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries, nor any person on behalf of the Company or its Subsidiaries, has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or its Subsidiaries may be held liable.
          (d) Except as set forth on Schedule 4.10(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any contract or arrangement covering any current or former employee or consultant of the Company or any of its Subsidiaries that would require it to make or give rise to any payment in connection with the Merger and the Transactions that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Schedule 1.01 lists all bonuses payable to current and former employees and consultants of the Company and each of its Subsidiaries as a result of the consummation of the Merger.
          (e) Neither the Company nor any of the Subsidiaries has made or agreed to make, or is required to make, any change in method of accounting which would require it to make any material positive adjustment to its taxable income pursuant to Section 481(a) of the Code (or any similar provision) in any taxable period for which the Company or any Subsidiary has not filed a Tax Return, and no application is pending with any Taxing Authority requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method which would require such an adjustment, nor has the Company or any of its Subsidiaries received any written notice that a Taxing Authority proposes to require a change in method of accounting that would require such an adjustment.
          (f) Neither the Company nor any of its Subsidiaries has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis (a “Group Return”) among entities that have been or will be required to compute their Tax liability by filing on such a basis. Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or included or required to be included in any other group of entities filing or required to file any other type of Group Return, other than a group of which the Company is the common parent, that would cause the Company or any of its Subsidiaries to be liable for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (ii) is liable for Taxes of another Person having liability on the basis described in (i) either by contract or by reason of being a transferee or successor of such a Person.
          (g) Neither the Company nor any of its Subsidiaries has any deferred income for Tax purposes the recognition of which would give rise to a material Tax liability of the Company or any of its Subsidiaries that is attributable to (i) any intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent, in either case, reserved for in the Company Financial Statements.
          (h) Neither the Company nor any of its Subsidiaries has, in the two (2) years preceding the date of this Agreement, constituted (or has been included, or is required to be included, in a Tax Return for a group of entities filing income Tax Returns on a consolidated, combined, unitary or similar basis during a taxable period that included another corporation which constituted during such taxable period) either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).
          (i) Schedule 4.10(i) of the Company Disclosure Schedules identifies all material Tax Returns that each of the Company and its Subsidiaries has filed for taxable periods ending after December 31, 2003 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited by a Taxing Authority. The Company has made available to Parent complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by or with respect to the Company and its Subsidiaries that relate to taxable periods ending after December 31, 2003, (ii) all examination reports relating to Taxes of the Company and its Subsidiaries issued after December 31, 2003, and (iii) all statements of Taxes assessed after December 31, 2003, against the Company and its Subsidiaries in excess of amounts shown on Tax Returns filed for the relevant taxable period before such assessment.
          (j) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax indemnification agreement or similar contract or arrangement which obligates the Company or any Subsidiary to make payments to another person determined with respect to Tax obligations of such person (other than, pursuant to contracts that do not have a principal purpose to provide indemnification for Tax obligations and in which such Tax-related obligations are customarily included in commercial agreements of a similar character).
     Section 4.11 Properties.
          (a) Neither the Company nor any of its Subsidiaries own any Real Property.
          (b) Schedule 4.11(b) of the Company Disclosure Schedules lists the addresses of all Real Property leased (the “Leased Real Property”) by the Company or any of its Subsidiaries as of the date hereof and lists each lease agreement to which the Company or any of its Subsidiaries is a party with respect to the Leased Real Property (each, a “Lease”). The Company has made available to Parent copies of all of the Leases, and all written modifications, amendments and supplements thereto which copies are true and complete in all material respects. Except as disclosed on Schedule 4.11(b) of the Company Disclosure Schedules:
               (i) each of the Leases was made in the Ordinary Course of Business and is valid, binding and currently in full force and effect;

               (ii) to the Knowledge of the Company, no material default or material preemptive right by any landlord under any Lease, after applicable grace periods, if any, exists as of the date hereof;
               (iii) the Company has not received any written notice alleging a material default by the Company or any of its Subsidiaries under any Lease and (A) there are no material defaults by the Company or any of its Subsidiaries under any Lease that would entitle a landlord thereunder to terminate such Lease, and (B) to the Knowledge of the Company, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a material default by the Company or any of its Subsidiaries;
               (iv) neither the Company nor any of its Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease or upon the renewal of any Lease; and
               (v) no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company or any of its Subsidiaries.
          (c) Schedule 4.11(c) of the Company Disclosure Schedules attached hereto sets forth a true, correct and complete list of all items of tangible personal property owned by the Company or any of its Subsidiaries as of the date hereof having either a net book value per unit or an estimated book value per unit in excess of Five Thousand Dollars ($5,000); or not owned by the Company or any of its Subsidiaries but in the possession of or used or useful in the business of the Company or any of its Subsidiaries and having rental payments therefor in excess of One Thousand Dollars ($1,000) per month or Twelve Thousand Dollars ($12,000) per year (collectively, the “Personal Property”). The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their Personal Property and assets shown on the Company Balance Sheet or acquired by any of them after the date of the Company Balance Sheet, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Company Balance Sheet in the Ordinary Course of Business, (ii) Encumbrances reflected in the Company Balance Sheet, (iii) Encumbrances related to the Lender Debt, all of which will be released or extinguished as of the Effective Time, and (iv) Permitted Encumbrances or other Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (d) The continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated by the Company or any of its Subsidiaries, do not, to the Knowledge of the Company, violate any material applicable building, zoning, subdivision, other land use and similar laws, regulations and ordinances or any material license, franchise, permit, certificate, approval or other similar authorization of a Governmental Body.
          (e) No representation or warranty is made in this Section 4.11 with respect to any Company Intellectual Property that is the subject of Section 4.12.
     Section 4.12 Intellectual Property. Schedule 4.12 of the Company Disclosure Schedules hereto contains a correct and complete list of all issued patents, registered trademarks and registered copyrights and pending applications for patents, trademarks and copyrights owned by (as opposed to licensed to) the Company or any of its Subsidiaries and all material agreements (“Material IP Agreements”) pursuant to which the Company or any of its Subsidiaries has received a license or sub-license with respect to any material item of Intellectual Property (excluding any off-the-shelf software products). Except as set forth in Schedule 4.12 of the Company Disclosure Schedules, (i) each of the Company and its Subsidiaries owns or has the right to use all Intellectual Property material to or necessary for the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”), (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any material items of Company Intellectual Property owned by the Company, (iii) none of the material items of Company Intellectual Property owned by the Company has been misappropriated or is infringing upon the Intellectual Property of any Third Party, (iv) all of the Material IP Agreements are valid, binding and currently in full force and effect, (v) neither the Company nor any of its Subsidiaries is in material default under any Material IP Agreement, and (vi) immediately after the Closing and to the Knowledge of the Company, the Company Intellectual Property will be owned by or available for use by the Company and its Subsidiaries on terms and conditions substantially identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing. The Company and its Subsidiaries have taken all material steps customary and reasonable in their industries to protect and preserve the confidential nature of all Confidential Information of the Company or its Subsidiaries.
     Section 4.13 Contracts.
          (a) Schedule 4.13(a) of the Company Disclosure Schedules lists all of the following written Contracts to which the Company or any of its Subsidiaries is a party (other than Leases): (i) any Contract the performance of which requires payment by or to the Company or any of its Subsidiaries in excess of Fifty Thousand Dollars ($50,000), (ii) any Contract concerning the establishment by the Company or any Subsidiary of a partnership, joint venture or similar arrangement, including any Subsidiary, and any Contract between the Company or any Subsidiary of the Company, on the one hand, and any Subsidiary of the Company on the other hand, (iii) any Contract containing a non-competition, non-solicitation or similar covenant which restricts the Company’s operations in any geographic area, in any line of business or with any Third Party, (iv) any Contract for the acquisition of capital stock or all or substantially all assets of another Person or a division thereof (whether by merger, stock or asset purchase), (v) any Contract regarding dispositions of any assets of the Company or any Subsidiary other than the sale of inventory in the Ordinary Course of Business or with a value less than Fifty Thousand Dollars ($50,000), (vi) any employment agreements or employment-related agreements with any employee that results in any severance pay or the acceleration or triggering of benefits or rights thereunder as a result of the transactions contemplated by this Agreement, and (vii) any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than Fifty Thousand Dollars ($50,000). All of the Contracts required to be listed in Schedule 4.13(a) of the Company Disclosure Schedules hereto are referred to in this Agreement as the “Material Contracts.” The Company has made available to Parent a correct and complete copy of each Material Contract which copies are true and complete in all material respects.

          (b) All of the Material Contracts are valid, binding and currently in full force and effect. Neither the Company nor any of its Subsidiaries is in material default under any of the Material Contracts, and, to the Knowledge of the Company, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of its Subsidiaries or give rise to a right of termination or cancellation by another party under any of the Material Contracts. To the Knowledge of the Company, no other Person is in default under any of the Material Contracts. Except as described in Schedule 4.13(a) of the Company Disclosure Schedules hereto, none of the Material Contracts has been cancelled, terminated, amended or modified. Except as set forth in Schedule 4.05 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will require any consent of any party or written notice to any party, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to any right of termination, change of control rights, cancellation, modification, revocation or acceleration of any right or obligation of the Company or any of its Subsidiaries.
     Section 4.14 Legal Compliance. Except as set forth in Schedule 4.14 of the Company Disclosure Schedules, the Company and each of its Subsidiaries have complied with all Applicable Laws and Orders of any Governmental Body except where the failure to comply would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written notice of, and the Company has no Knowledge of, any violation of a material nature of any Applicable Laws and/or Orders applicable to the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has outstanding securities that are required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Section 4.15 Proceedings and Orders. Except as set forth in Schedule 4.15 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) are subject to or affected by any outstanding Order, or (ii) are parties to any pending Proceeding or, to the Knowledge of the Company, Threatened Proceeding, which, in each case, is material to the Company.
     Section 4.16 Labor Matters. Except as set forth on Schedule 4.16 of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would have a Material Adverse Effect on the Company. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries before the National Labor Relations Board. Schedule 4.16 of the Company Disclosure Schedules contains a list of all employees of the Company and each Subsidiary as of the date hereof whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each such employee has entered into an Employee Agreement containing confidentiality, assignment of inventions and non-solicitation provisions with the Company or a Subsidiary, a form of which has previously been delivered to the Buyer.

To the Knowledge of the Company, prior to the date hereof, no key employee or group of employees has notified the Company in writing that he or she intends to terminate employment with the Company or any Subsidiary as a result of the Merger. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or Threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, during the past three years, neither the Company nor any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; nor has the Company or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, the employees of the Company or its Subsidiaries have not suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement. The Company and its Subsidiaries have at all times and in all material respects properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable, and no written indication has been received by the Company from any Governmental Authority that such contractors would be considered employees for employment law or tax purposes at any time. The Company and its Subsidiaries have at all times and in all material respects paid their respective employees in conformance with applicable federal, state, local and foreign wage and hour laws. There are not presently pending, or the Knowledge of the Company Threatened, any claims with respect to working hours or the payment of wages, overtime or any other form of employee compensation.
     Section 4.17 Employee Benefit Plans.
          (a) Schedule 4.17(a) of the Company Disclosure Schedules contains a correct and complete list identifying each Employee Benefit Plan and each other material employment, severance or similar contract with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and all current summary plan descriptions and summaries of material modifications have been made available for review by Parent together with the most recent annual report (Form 5500 including any applicable schedules and attachments thereto) prepared in connection with any such plan or trust.
          (b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has, in the past six (6) years, sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
          (c) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77. Each Employee Benefit Plan has been maintained in material compliance with its terms and with Applicable Law, and all contributions required to be made under each Employee Benefit Plan have been made or accrued in accordance with past custom and practice.
          (d) Except as otherwise provided in this Agreement or set forth in Schedule 4.17(d) of the Company Disclosure Schedules, the consummation of the Merger and the Transactions will not by itself entitle any employee or independent contractor of the Company or any of its Subsidiaries to any material severance pay or material acceleration of the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan.
          (e) Except as set forth in Schedule 4.17(e) of the Company Disclosure Schedules, no Employee Benefit Plan provides post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its ERISA Affiliates.
          (f) Except as set forth in Schedule 4.17(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.
          (g) Excluding routine claims for benefits, there is no action, suit, audit, proceeding or, to the Knowledge of the Company, investigation pending against or involving or, to the Knowledge of the Company, Threatened against or involving any Employee Benefit Plan before any court or arbitrator or any Governmental Body, or state, federal or local official.
     Section 4.18 Environmental Matters. Except as set forth in Schedule 4.18 of the Company Disclosure Schedules, to the Knowledge of the Company, (i) the Company and its Subsidiaries have transported, stored, and/or disposed of any Hazardous Materials handled by the Company and its Subsidiaries in compliance in all material respects with all Environmental Laws, (ii) the Company and its Subsidiaries have operated their respective businesses with all material Permits required under Environmental Law, (iii) the Company and its Subsidiaries have not received any written notice of any investigation, Proceeding or Order concerning any material Environmental Condition or material Environmental Claim, and (iv) no asbestos, polychlorinated biphenyls or urea formaldehyde in amounts or conditions in violation of Environmental Law has been placed, stored or located on the Leased Real Property. To the Company’s Knowledge, there have been no Releases of any Hazardous Materials into the Environment by the Company or any of its Subsidiaries, or, with respect to any such Releases of Hazardous Materials, the Company or such Subsidiary has given all required notices to Governmental Bodies (copies of which have been provided to Parent).
     Section 4.19 Insurance. Schedule 4.19 of the Company Disclosure Schedules sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (excluding any insurance policies relating to any Employee Benefit Plan) maintained by the Company or any of its Subsidiaries, specifying the insurer and the effective date of each such policy (collectively, the “Insurance Policies”) and all claims made under such Insurance Policies since January 1, 2004. True, correct and complete copies of all Insurance Policies have been previously delivered, or will be delivered or made available prior to Closing, by the Company to Parent. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, neither the Company nor any of the Subsidiaries has any material outstanding claims or any material dispute with any insurance carrier regarding claims, settlements or premiums. To the Knowledge of the Company, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     Section 4.20 Affiliate Transactions. Except (i) as set forth in Schedule 4.20 of the Company Disclosure Schedules and (ii) for any arrangements, relationships or interests that will not continue after the Closing (including the Common Stock, Options and/or Warrants owned by any Company Stockholder), no Company Stockholder and no Affiliate of any Company Stockholder or of the Company or its Subsidiaries has, or has had since the Company Balance Sheet Date, any (A) material business arrangement or relationship with the Company or any of its Subsidiaries, or (B) interest in any material asset, real or personal, tangible or intangible, of the Company or any of its Subsidiaries. Since the Company Balance Sheet Date, through the date hereof, there has been no material change in the intercompany agreements between the Company or its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand. There are no assets owned by any Affiliate of the Company or its Subsidiaries that are used in the business of the Company and its Subsidiaries.
     Section 4.21 Brokers. Except as set forth in Schedule 4.21 of the Company Disclosure Schedules, no broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company.
     Section 4.22 Customers and Suppliers. Schedule 4.22(a) of the Company Disclosure Schedules sets forth a list of the Company’s top twenty (20) customers and suppliers as of December 31, 2006 (determined by the amount of total sales or purchases, as applicable). Except as set forth on Schedule 4.22(b) of the Company Disclosure Schedules, no such customer or supplier has indicated in writing to the Company or any Subsidiary within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable. Schedule 4.22(b) of the Company Disclosure Schedules sets forth a list of all material, unresolved customer billing, service or warranty disputes pursued in writing by such customers or suppliers.
     Section 4.23 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Company Balance Sheet were valid receivables as of the date thereof, arising from sales actually made or services actually provided, net of the applicable reserve for doubtful accounts on the Company Balance Sheet or in the notes thereto. All such accounts receivable are reflected on the Company Balance Sheet or in the notes thereto in accordance with GAAP as of the date thereof. To the Company’s Knowledge, there is no contest, counterclaim or right of setoff under any Contract with any obligor of any such account receivable relating to the amount or validity of such account receivable. No such obligor has been released in whole or in part by the Company from paying the full value of its obligation to the Company and the Company has not agreed to do so. No such account receivable has been subordinated or assigned by the Company and the Company has not agreed to do so.
     Section 4.24 Permits. Schedule 4.24 of the Company Disclosure Schedules sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company and its Subsidiaries. Each such Permit is in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of such Permit is Threatened. To the Knowledge of the Company, each such Permit will continue in full force and effect immediately following the Closing.
     Section 4.25 Purchase for Own Account; Accredited Investor. To the Knowledge of the Company, each of the Company Stockholders is acquiring the Stock Portion of the Merger Consideration pursuant to the terms and conditions of this Agreement for its own account and for investment purposes only and not with a view towards, and has no present intention, agreement or arrangement regarding, the distribution, transfer, assignment, resale or subdivision of the Stock Portion of the Merger Consideration. The Company has conducted and is relying solely upon its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and acknowledges that it has been provided access to the properties, premises and records of Parent and its subsidiaries for this purpose. To the Knowledge of the Company, each of the Company Stockholders listed on Schedule 4.25 of the Company Disclosure Schedules is experienced in investment matters, fully understands the Merger and the Transactions, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment in the Stock Portion of the Merger Consideration and has the financial ability and resources to bear the economic risks of its investment in the Stock Portion of the Merger Consideration. To the Knowledge of the Company, each of the Company Stockholders listed on Schedule 4.25 of the Company Disclosure Schedules is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933 (the “Securities Act”).
     Section 4.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article 4 or in the Company Disclosure Schedules or any certificate furnished or to be furnished to Parent pursuant hereto, neither the Company nor any of its Affiliates nor any Person acting on their behalf makes, or shall be deemed to have made, any representation or warranty, express or implied, relating to the Company, its Subsidiaries, the Company’s business or any other matter, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or non-infringement, whether or not contained in any document or other communication provided or otherwise made available to Parent or any Person acting on behalf of Parent during the course of due diligence or otherwise (including, without limitation, in any management presentations, information or offering memorandum, supplemental information, data room, estimate, projection, forecast, budget or other forward-looking information or other materials or information with respect to any of the above).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the disclosure schedules delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedules”), each of Parent and Merger Sub represents and warrants as of the date hereof to the Company as follows:
     Section 5.01 Corporate Existence and Power. Each of Parent, Merger Sub and each of Parent’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of Parent, Merger Sub and each of Parent’s Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub or any of Parent’s Subsidiaries, as applicable. Parent has heretofore delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent, Merger Sub and each of Parent’s Subsidiaries as currently in effect.
     Section 5.02 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation, the Merger and the Transactions, Merger Sub has not incurred, and will not incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities and has not engaged in, and will not engage in, any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 5.03 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Documents to which either is a party and the consummation by each of Parent and Merger Sub of the Merger and the Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 5.04 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which either is a party and the consummation by Parent and Merger Sub of the Merger and the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than (i) the filing of the Certificate of Merger and the Certificate of Designations with the Delaware Secretary of State pursuant to the DGCL, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign.
     Section 5.05 Noncontravention. Except for the consents, approvals, authorizations, permits and Material Contracts described in Schedule 5.05 of the Parent Disclosure Schedules,

neither the execution and delivery of this Agreement, nor the consummation of the Merger and the Transactions, will (i) violate any provision of the charter, bylaws or other governing documents of each of Parent, Merger Sub or any of Parent’s Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, lease, or other instrument or obligation to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party (or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon assets of Parent, Merger Sub or any of Parent’s Subsidiaries), or (iii) violate any Applicable Law or any Order of any Governmental Body applicable to Parent, Merger Sub or any of Parent’s Subsidiaries.
     Section 5.06 Proceedings and Orders. Except as set forth in Schedule 5.06 of the Parent Disclosure Schedules, none of Parent, Merger Sub nor any of Parent’s Subsidiaries (i) is subject to or affected by any outstanding Order, or (ii) is a party to any pending Proceeding or, to the Knowledge of Parent, Threatened Proceeding, which would, in each case, be material to Parent or prohibit or materially impair Parent’s and Merger Sub’s ability to perform their obligations under this Agreement or to complete the Merger or the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.
     Section 5.07 Financing. Parent has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable Parent, Merger Sub and the Surviving Corporation to pay the Merger Consideration, the Payoff Amount and all of its fees and expenses related to the Transactions. Section 5.07 of the Parent Disclosure Schedules sets forth true, accurate and complete copies of an executed Credit Agreement between Parent, Merger Sub and Canadian Imperial Bank of Commerce (the “Parent Lender”) (as the same may be amended and replaced in accordance with Section 6.08, the “Parent Credit Agreement”), pursuant to which, and subject to the terms and conditions thereof, the Parent Lender has agreed to lend the amount set forth therein to Parent and Merger Sub for the purpose of funding the Merger Consideration, the Payoff Amount and of its fees and expenses related to the Transactions (the “Financing”). The Parent Credit Agreement, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto. The Parent Credit Agreement has not been amended, modified or terminated in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Parent Credit Agreement. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Closing to be satisfied by it contained in the Parent Credit Agreement. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the Parent Credit Agreement to be paid on or before the date of this Agreement. The Financing, plus other cash available to Parent for purposes of the Merger and the Transactions, is sufficient to pay the aggregate Merger Consideration, the Payoff Amount and all of the Transaction Expenses of Parent and the Merger Sub and to allow Parent and Merger Sub to perform all of their other obligations under this Agreement and to consummate the Merger and the Transactions. There are no contractual contingencies, side letters or similar arrangements under any agreement relating to the Transactions to which Parent, Merger Sub or any of their Affiliates is a party that would permit the Parent Lender to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

     Section 5.08 Purchase for Own Account: Accredited Investor. Parent and Merger Sub represent and warrant that each is acquiring the Shares pursuant to the terms and conditions of this Agreement for their own account and for investment purposes only and not with a view towards, and neither has any present intention, agreement or arrangement regarding, the distribution, transfer, assignment, resale or subdivision of the Shares. Parent and Merger Sub have conducted and are relying solely upon their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledge that each has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Parent and Merger Sub represent that each is experienced in investment matters, fully understands the Merger and the Transactions, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment in the Shares and has the financial ability and resources to bear the economic risks of its investment in the Shares. Parent and Merger Sub represent that each is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
     Section 5.09 Brokers. Except as set forth in Schedule 5.09 of the Parent Disclosure Schedules, no Broker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
     Section 5.10 Capitalization.
          (a) As of the date hereof, the authorized capital stock of Parent consists of 395,000,000 shares of Parent Common Stock, of which there were 33,632,444 shares of Parent Common Stock issued and outstanding, and 5,000,000 shares of Parent Preferred Stock, none of which is outstanding and 5,000,000 shares of which is designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock”). All outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. Parent does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent’s stockholders on any matter, and there are no options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued Parent Common Stock or Parent Preferred Stock or obligating Parent to issue, redeem, repurchase or otherwise acquire any share of Parent Common Stock or Parent Preferred Stock, or other equity interest in, Parent. No Subsidiary of Parent owns any shares of Parent Common Stock or Parent Preferred Stock. The per share exercise price of each stock option granted by Parent was equal to or greater than the fair market value of one share of Parent Common Stock on the grant date of such stock option.
          (b) Except as set forth on Schedule 5.10(b) of the Parent Disclosure Schedules, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent is owned by Parent or by one of its Subsidiaries, free and clear of any Encumbrance (other than Permitted Encumbrances). Except as set forth on Schedule 5.10(b) of the Parent Disclosure Schedules, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from

Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.
          (c) Other than the Subsidiaries of Parent, neither Parent nor any Subsidiary of Parent owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in, any other Person (collectively, “Parent Third Party Interests”). Neither Parent nor any Subsidiary of Parent has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Parent Third Party Interests or to make any investment in, or contribution or advance to, any Person.
     Section 5.11 Parent Series A Preferred Stock. The Parent Series A Preferred Stock that constitutes the Stock Portion of the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will be issued without violation of applicable Laws.
     Section 5.12 Financial Statements.
          (a) (i) Filed with the Securities and Exchange Commission are true and correct copies of (x) the audited consolidated balance sheet as of July 31, 2006 and the related audited consolidated statements of income and cash flows for the year ended July 31, 2006, and (y) the unaudited interim consolidated balance sheet as of April 30, 2007 and the related unaudited interim consolidated statements of income and cash flows for the nine (9) month period ended April 30, 2007 and (ii) attached hereto as Schedule 5.12(a) of the Parent Disclosure Schedules are the unaudited consolidated balance sheet as of July 31, 2007 and the related unaudited consolidated statements of income and cash flows for the year ended July 31, 2007, of Parent and its Subsidiaries (collectively, (i) and (ii) are referred to herein as the “Parent Financial Statements”).
          (b) Except as indicated on Schedule 5.12(b) of the Parent Disclosure Schedules or in the Parent Financial Statements (including any notes thereto), the Parent Financial Statements (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto when filed, (ii) were prepared in accordance with GAAP as of the dates or during the periods covered thereby (except, in the case of unaudited statements, for the absence of footnotes thereto and normal year end adjustments) and (iii) in the case of any balance sheet included in the Parent Financial Statements fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof and, in the case of any income statement or statement of cash flows included in the Parent Financial Statements, fairly present in all material respects the consolidated results of operations or cash flows, as applicable, of Parent and its Subsidiaries for the periods then ended (subject, in the case of any unaudited Parent Financial Statements to normal year-end adjustments).

          (c) Parent maintains a system of accounting and internal controls and procedures as are necessary to provide assurances that (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of Parent and to maintain accountability for Parent’s assets; (iv) access to Parent’s assets is permitted only in accordance with management’s authorization; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vi) material information regarding the operations of Parent and its financial condition is accumulated and communicated to Parent’s management, including its principal executive and financial officers.
     Section 5.13 Events Subsequent.
          (a) Except as set forth in Schedule 5.13, since July 31, 2007 through the date hereof, there has not been any Material Adverse Effect on Parent, and, except for the Transactions, Parent and its Subsidiaries have been operated only in the Ordinary Course of Business.
          (b) Except as set forth in Schedule 5.13, since July 31, 2007 through the date hereof, there has not been any:
               (i) damage, destruction or other casualty, whether or not covered by insurance, materially affecting Parent and its Subsidiaries or any assets material to the business owned, held or used by Parent and its Subsidiaries;
               (ii) transaction or commitment made, or Contract entered into, by Parent or any Subsidiary, or termination or amendment by Parent or any Subsidiary of any Contract, in either case, which is material to Parent and its Subsidiaries, other than transactions, commitments, Contracts, terminations or amendments made in the Ordinary Course of Business;
               (iii) sale or other disposition of assets that are owned, held or used by Parent or any Subsidiary other than in the Ordinary Course of Business;
               (iv) cancellation, compromise, settlement, waiver or release by Parent or any Subsidiary (x) other than in the Ordinary Course of Business of any Proceeding (or a series of related Proceedings) or (y) involving an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;
               (v) (A) increase in the compensation or fringe benefits of any present or former director, officer, employee or consultant of Parent or any Subsidiary (except for increases in salary or wages in the Ordinary Course of Business), (B) grant of any severance or termination pay to any present or former director, officer or employee of Parent or any Subsidiary, (C) establishment, adoption, entrance into, amendment or termination of any Employee Plan or collective bargaining agreement (other than as may be required by the terms of an existing Employee Plan or collective bargaining agreement, or as may be required by Applicable Law or in order to maintain its qualification under Section 401 and 501 of the Code or to provide for the effects of Section 409A of the Code), or (D) grant of any equity or equity-

based awards, in the case of each of clauses (A), (B), (C) or (D) above, other than in the Ordinary Course of Business or as may be required under Applicable Law; or
               (vi) agreement, whether in writing or otherwise, to do any of the foregoing.
     Section 5.14 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) the liabilities, obligations, conditions or circumstances disclosed and provided for in the most recent audited balance sheet included in the Parent Financial Statements, (ii) the liabilities, obligations, conditions or circumstances, which are of a nature that are not required by GAAP to be reflected in the Parent Financial Statements, (iii) liabilities or obligations incurred or arising in the Ordinary Course of Business since July 31, 2007 or in connection with the consummation of Transactions, (iv) the liabilities, obligations, conditions or circumstances which are of a subject matter covered by any of the other representations and warranties of Parent and Merger Sub set forth in this Agreement, (v) the liabilities or obligations disclosed in Schedule 5.14 of the Parent Disclosure Schedules or (vi) any other liabilities or obligations, which individually or in the aggregate would not reasonably be expected to be material to Parent. Neither Parent nor any of its Subsidiaries has entered into any off-balance sheet financing or has any off-balance sheet indebtedness for borrowed money through a special purpose vehicle or otherwise.
     Section 5.15 Legal Compliance. Parent and each of its Subsidiaries have complied with all Applicable Laws and Orders of any Governmental Body except where the failure to comply would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notice of, and Parent has no Knowledge of, any violation of a material nature of any Applicable Laws and/or Orders applicable to Parent or any of its Subsidiaries. Except as set forth on Schedule 5.15 of the Parent Disclosure Schedules, none of Parent nor any of its Subsidiaries has outstanding securities that are required to be registered under the Exchange Act.
     Section 5.16 Affiliate Transactions. No Parent stockholder and no Affiliate of any Parent stockholder or of Parent or its Subsidiaries has, or has had since July 31, 2007, any (A) material business arrangement or relationship with Parent or any of its Subsidiaries, or (B) interest in any material asset, real or personal, tangible or intangible, of Parent or any of its Subsidiaries. Since July 31, 2007 through the date hereof, there has been no material change in the intercompany agreements between Parent or its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand. There are no assets owned by any Affiliate of Parent or its Subsidiaries that are used in the business of Parent and its Subsidiaries.
     Section 5.17 SEC Filings; Nasdaq; Information Supplied; S-3 Eligibility.
               (a) Parent has timely filed with the SEC all forms, statements, reports, prospectuses and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 1, 2005, (i) all of which complied when filed in all material respects with all Applicable Law and (ii) none of which contained, when filed, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading. Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market. Parent is in compliance with the continued listing requirements of the Nasdaq Marketplace Rules and has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the Nasdaq Capital Market. Parent knows of no reason why the shares of Parent Common Stock issuable upon conversion of the Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration will not be eligible for listing on the Nasdaq Capital Market. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Parent satisfies the eligibility requirements for filing a registration statement on Form S-3, including but not limited to the “Registrant Requirements” of General Instruction I.A. to Form S-3, and no fact, circumstance or condition exists that could be reasonably likely to (i) cause Parent to become ineligible to file a registration statement on Form S-3 or (ii) delay or hinder the filing of the Registration Statement or Parent’s Annual Report on Form 10-K for the year ending July 31, 2007.
     Section 5.18 Solvency. (i) The fair value of the properties of Parent (on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of Parent (on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) Parent (on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) Parent (on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date. No fact, circumstance or condition exists that could be reasonably likely to render Parent insolvent or impede Parent’s ability to redeem the Parent Series A Preferred Stock in accordance with the Certificate of Designations.
     Section 5.19 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article 5 or in the Parent Disclosure Schedules or any certificate furnished or to be furnished to the Company pursuant hereto, neither Parent nor any of its Affiliates nor any Person acting on their behalf makes, or shall be deemed to have made, any representation or warranty, express or implied, relating to Parent, its Subsidiaries, Parent’s business or any other matter, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or non-infringement, whether or not contained in any document or other communication provided or otherwise made available to the Company or any Person acting on behalf of the Company during the course of due diligence or otherwise (including, without limitation, in any management presentations, information or offering memorandum, supplemental information, data room, estimate, projection, forecast, budget or other forward-looking information or other materials or information with respect to any of the above).

ARTICLE 6
PRE-CLOSING COVENANTS
     Section 6.01 Reasonable Best Efforts.
          (a) Subject to Section 6.01(b), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the Ancillary Documents and Applicable Laws and regulations to consummate and make effective the Merger and the Transactions as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, without limitation, any required filings under the HSR Act, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained pursuant to this Agreement, including from any Third Party necessary, proper or advisable to consummate the Merger and the Transactions, and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder. Subject to Applicable Laws relating to the exchange of information and in addition to Section 6.01(c), the Parties shall have the right to review in advance, and, to the extent practicable, each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Body in connection with the Merger and the Transactions.
          (b) Without limiting Section 6.01(a), each Party shall:
               (i) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing or any Transaction, including, without limitation, defending through litigation or arbitration on the merits any claim asserted in any court by any Person; and
               (ii) use its reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Body with respect to the Merger and the Transactions related thereto so as to enable the Closing to occur as soon as reasonably possible.
          (c) Each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Merger and the Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Body (whether domestic, foreign or supranational). In that regard, each Party shall without limitation: (i) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Body with respect to the Merger and the Transactions, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body, (iii) not participate in any meeting with any such Governmental Body unless it consults with the other Party in advance and to the extent permitted by such Governmental Body gives the other the opportunity to attend and participate thereat, (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Body with respect to this Agreement, the Ancillary Documents, the Merger and the Transactions, and (v) furnish the other Party with such necessary information and reasonable assistance as Parent or the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body.
     Section 6.02 Operation of Business. Except (i) for the consummation of the Transactions, (ii) as set forth on Schedule 6.02 of the Company Disclosure Schedules or as otherwise expressly contemplated by this Agreement or any Ancillary Document, or (iii) to the extent consented to by Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall conduct its business in the Ordinary Course of Business. The Company agrees to pay debts and Taxes when due unless subject to good faith dispute, to pay or perform other obligations in the Ordinary Course of Business subject to good faith disputes over whether payment or performance is owing, and to use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of its key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Parent of any event or occurrence that the Company receives Knowledge of, and which the Company believes would have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in Schedule 6.02 of the Company Disclosure Schedules or expressly contemplated by this Agreement or any Ancillary Documents, from the date hereof until the Effective Time the Company shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
               (i) adopt or propose any change to the Company Certificate or the Company’s bylaws or other organizational documents;
               (ii) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;
               (iii) acquire, sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (A) pursuant to existing Contracts or commitments or (B) in the Ordinary Course of Business;
               (iv) except as contemplated by Section 3.01(b) of this Agreement, declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company;
               (v) create or incur any Encumbrance on any material asset other than (A) in the Ordinary Course of Business or (B) Permitted Encumbrances;

               (vi) make any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to, or investments in, its wholly-owned Subsidiaries in the Ordinary Course of Business other than employee loans not in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;
               (vii) change any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP;
               (viii) make any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to, or investments in, its wholly-owned Subsidiaries in the Ordinary Course of Business or create, incur or assume any indebtedness for borrowed money under the Credit Agreement not currently outstanding; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;
               (ix) amend any material term of any outstanding security of the Company or any of its Subsidiaries;
               (x) other than pursuant to existing agreements relating to the Options or Warrants, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities;
               (xi) settle any legal proceedings;
               (xii) enter into, amend, terminate or waive any rights under any Material Contract other than in the Ordinary Course of Business;
               (xiii) enter into or amend any operating or capital lease;
               (xiv) make or commit to make any capital expenditure in excess of amounts set forth in the Company’s budget previously made available to Parent;
               (xv) except with respect to the Employee Transaction Bonuses, enter into, adopt or amend any Employee Benefit Plan or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually;
               (xvi) except as contemplated by this Agreement, make any payment or incur any liability other than in the Ordinary Course of Business; or
               (xvii) agree or commit to do any of the foregoing.
     Section 6.03 Publicity. Except as otherwise required herein, the Parties shall use their reasonable efforts to (i) develop a joint communication plan with respect to this Agreement, the Merger and the Transactions, (ii) ensure that all press releases and other public statements with respect to this Agreement or the Transactions shall be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the Transactions, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless required by Applicable Law or any listing agreement with or rules and regulations of a securities exchange.
     Section 6.04 Access. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives of Parent (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the premises, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and each of its Subsidiaries. Neither Parent, Merger Sub nor any of their respective representatives shall contact any employee, customer, supplier or landlord of the Company or any of its Subsidiaries without the prior written consent of an officer of the Company. Parent and Merger Sub shall comply with, and shall cause their respective representatives to comply with, all of their obligations under the Confidentiality Agreement (the “Confidentiality Agreement”) by and between the Company and Parent with respect to the terms and conditions of this Agreement and the Transactions and the Company information disclosed pursuant to this Section 6.04, which agreement will remain in full force and effect until the Effective Time, and shall survive termination of this Agreement.
     Section 6.05 Stockholder Consent. Subject to Section 6.06, (a) the Company shall use its reasonable best efforts to solicit, and shall use its reasonable best efforts to obtain, written consents (“Written Consents”) from all the Company Stockholders within two (2) Business Days after the execution of this Agreement for purposes of obtaining the Requisite Stockholder Approval and (b) the Company’s Board shall declare the advisability of this Agreement and recommend the adoption of this Agreement and the approval of the Merger and the Transactions by the Common Stockholders. The Company shall mail or deliver an information statement (the “Information Statement”) to all stockholders of the Company as of the record date under Delaware law. Prior to the distribution of any solicitation materials, including the Information Statement, or any amendment or supplement thereto, Parent and its counsel shall be provided copies of such materials not produced or provided by Parent for such purpose and shall be provided a reasonable opportunity to review and comment thereon. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares included in the Stock Portion of the Merger Consideration to be received by the holders of the Company’s capital stock in the Merger. Parent shall promptly provide all information relating to its business and operations necessary for inclusion in the Information Statement to satisfy all requirements of applicable federal and state securities laws. The information supplied by Parent for inclusion in the Information Statement shall not, at the time the Information Statement is first mailed to the holders of capital stock of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. No representation is made by the Company with respect to statements made in the Information Statement regarding the Company based on information supplied by an officer or director of Parent or Merger Sub who is at such time an officer or director of the Company. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either Parent or the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.
     Section 6.06 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Advisors”) of, the Company or any of its Subsidiaries to knowingly or intentionally, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any substantive discussions or negotiations regarding, or furnish to any Person any Confidential Information with respect to, or take any other action to facilitate the making of an Acquisition Proposal; provided, however, that the Company may, in response to an unsolicited Acquisition Proposal made after the date of this Agreement which did not result from a knowing breach of this Section 6.06(a), (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Advisors pursuant to a customary confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreement, and (y) if the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal (as defined below), participate in discussions or negotiations with such Person and its Advisors regarding such Acquisition Proposal and delay solicitation of the Requisite Stockholder Approval and the mailing of solicitation materials for the purposes of obtaining the Requisite Stockholder Approval, in each case, for such time as the Board of Directors determines is necessary to complete the actions contemplated by clauses (x) and (y) above with respect to such Superior Proposal. For the avoidance of doubt, a Company Stockholder shall not be considered an “Advisor” for purposes of Section 6.06 as long as such stockholder is not acting in concert with the Company or any other Advisor of the Company in a manner that would otherwise be prohibited under this Section 6.06. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company receives a Superior Proposal that was not knowingly solicited by the Company in violation of Section 6.06(a), and as a result thereof the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that accepting such Superior Proposal or recommending such Superior Proposal to the Common Stockholders is consistent with their fiduciary obligations, the Board of Directors of the Company may (A) terminate this Agreement pursuant to Section 9.01(e), (B) change or modify its recommendation to the Common Stockholders with respect to the Merger and the

Transactions, and/or (C) may recommend such Superior Proposal to the Common Stockholders and may authorize the Company immediately thereafter to enter into an agreement with respect to such Superior Proposal, but only (x) at a time that is not less than 48 hours after the time following the Company’s delivery to Parent of written notice advising Parent that Board of Directors of the Company is prepared to approve a Superior Proposal, identifying the Person making such Superior Proposal and otherwise complying with this Section 6.06(b) and (y) after taking into full account any proposal by Parent to amend the terms or conditions of the Merger and this Agreement.
          (c) The Company promptly (but in no event later than 24 hours after learning of an Acquisition Proposal) shall advise Parent orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status (including any change to the material terms thereof) of any such Acquisition Proposal.
          (d) Nothing contained in this Section 6.06 shall prohibit the Company from complying with Rule 14e-2 or such other securities regulations promulgated under the Exchange Act, if such provisions are applicable to the Company, with regard to an Acquisition Proposal or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under Applicable Law.
          (e) Notwithstanding anything to the contrary in this Section 6.06, the fact that the Company or any of its Subsidiaries has had discussions or negotiations with Persons prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent the Company from taking any of the actions specified in this Section 6.06 with respect to a new Acquisition Proposal that was submitted by such a Person after the date of this Agreement and was not solicited in violation of Section 6.06(a).
          (f) For purposes of this Agreement: (i) “Acquisition Proposal” means (i) any written proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any written proposal or offer for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another Person or (iii) any written proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger or the exercise of Options and Warrants outstanding on the date hereof and in accordance with all of their respective terms and conditions on the date hereof and from a Third Party other than Parent or Merger Sub; and (ii) “Superior Proposal” means any Acquisition Proposal to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, which the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, if completed on the terms proposed, would be more favorable to the Company Stockholders than the Merger, taking into account (i) all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger) and (ii) such other factors (in addition to price) as the Board of

Directors reasonably considers to be relevant (including, for example, legal, regulatory, and timing factors).
     Section 6.07 Cooperation for Payoff Amount. The Company shall cooperate with and provide Parent with the assistance necessary to obtain a written payoff letter and wire transfer instructions from the Lender, specifying the amount required to repay the full amount of the Lender Debt, and all accrued interest thereunder up to and including the Closing Date, and the account or accounts to which such payments shall be made, as contemplated by Section 3.01(c)(i) above.
     Section 6.08 Financing.
          (a) Parent and Merger Sub shall use their reasonable best efforts to (i) satisfy all conditions applicable to Parent and Merger Sub in the Parent Credit Agreement; and (ii) consummate the Financing no later than two (2) Business Days after the date hereof. Solely in the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Parent Credit Agreement, Parent shall use its reasonable best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable good-faith judgment of Parent) as promptly as practicable following the occurrence of such event but in no event later than two (2) Business Days after the date hereof. Parent shall promptly provide the Company with the documentation evidencing the alternative sources of financing and shall give the Company prompt notice (but in any event within two (2) Business Days) of any material breach by any party to the Parent Credit Agreement or any termination of the Parent Credit Agreement. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for a replacement Financing, if necessary, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Parent Credit Agreement (or replacement thereof) without first consulting with the Company or, if such amendment or modification would or would be reasonably expected to prevent, delay or hinder Parent and/or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, if a replacement Financing (or any alternative financing) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02.
          (b) The Company shall and shall cause its Subsidiaries and their respective representatives to provide all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably required by Parent; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b) of this Agreement, as it applies to the Company’s obligations under this Section 6.08(b), shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 6.08(b).
          (c) All Confidential Information regarding the Company and its Subsidiaries obtained by Parent or its Representatives pursuant to Section 6.08(b) above shall be kept confidential in accordance with the Confidentiality Agreement.
     Section 6.09 Parent Dividends; Changes in Stock. Except as set forth on Schedule 6.09 of the Parent Disclosure Schedules, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, without prior written consent of the Representative, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends paid or to be paid to Parent by a wholly owned Subsidiary of Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
     Section 6.10 Parent Governing Documents. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, without prior written consent of the Representative, Parent shall not amend or propose to amend its certificate of incorporation, bylaws or the Certificate of Designations (including by way of plan of consolidation, merger or reorganization), or file any certificate of designations other than the Certificate of Designations.
ARTICLE 7
POST-CLOSING COVENANTS
     Section 7.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.
     Section 7.02 Employee Matters.
          (a) The Surviving Corporation shall honor the obligations of the Company and its Subsidiaries under the provisions of any employment agreements and other similar Contracts between the Company, or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries. At or immediately prior to the Closing, the Company shall pay all Employee Transaction Bonuses as set forth on Schedule 7.02(a)(i). After the Closing, at the time and in accordance with the terms set forth on Schedule 7.02(a)(ii), Parent and the Company shall pay all amounts payable under the Company’s performance bonus plan as set forth on Schedule 7.02(a)(ii).

          (b) From and after the Effective Time, Parent agrees to provide, or cause the Surviving Corporation and its Subsidiaries to provide, each employee of the Company or any of its Subsidiaries with employee benefits plans, programs and arrangements that are substantially similar and not materially less favorable in the aggregate than the employee benefits plans, programs and arrangements maintained by Parent and its Subsidiaries and made available to the employees of the Parent and its Subsidiaries (“Comparable Benefits”) (it being understood that Parent may elect to (i) provide each employee of the Company or any of its Subsidiaries with Comparable Benefits through coverage under Parent’s employee benefits plans, programs and arrangements, (ii) cause the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries with Comparable Benefits through continued coverage under the Company’s and its Subsidiaries’ employee benefits plans, programs and arrangements or (iii) provide each employee of the Company or any of its Subsidiaries with Comparable Benefits through a combination of coverage under Parent’s employee benefits plans, programs and arrangements and continued coverage under the Company’s and its Subsidiaries’ employee benefits plans, programs and arrangements); provided, however, that the aggregate value of the employee benefit plans, programs and arrangements provided by Parent to employees of the Company and any of its Subsidiaries for the one-year period following the Effective Time shall not be materially less than the value of such benefits provided to employees of the Company and any of its Subsidiaries in effect immediately prior to the Closing Date, which obligation of the Parent may be satisfied, at its election, by increasing compensation or providing bonuses to such employees. For the purpose of determining the aggregate value of the employee benefit plans, programs and arrangements provided by Parent to employees of the Company and any of its Subsidiaries, the value of the stock options issued under Parent’s stock option plan shall be consistent with the values used in Parent’s audited financial statements.
          (c) Notwithstanding, and in clarification of, the foregoing, with respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or the Company and in which any of the employees become eligible to participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and/or any of its applicable Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Parent shall use its commercially reasonable efforts to cause each of the applicable Parent Plans to (i) waive all limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to employees under the Parent Plans, except to the extent such limitations, evidence of insurability and waiting periods were applicable to such employee under a comparable Employee Benefit Plan, and (ii) give employees and their eligible dependents credit under the Parent Plans for amounts paid during the year in which the Effective Time occurs under a corresponding Employee Benefit Plan for purposes of satisfying any applicable deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plans.

     Section 7.03 Directors’ and Officers’ Indemnification.
          (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each present and former director, officer, manager or managing director of the Company and each Subsidiary of the Company and each such Person who served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or enterprise (collectively, the “Company Indemnified Parties”) against all costs and expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, Proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission solely in their capacities as directors, officers, managers, managing directors, trustees, partners, fiduciaries, employees or agents, in each case occurring at or before the Effective Time (including, without limitation, the Merger and the Transactions), in each case, to the fullest extent permitted by Applicable Law. The foregoing shall not under any circumstances apply to indemnify and hold harmless any Company Indemnified Party against any indemnification claims that such Company Indemnified Party is otherwise obligated to satisfy pursuant to Section 10.01.
          (b) From and after the Effective Time, Parent shall cause the certificates of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification and expense reimbursement that are at least as favorable to the Company Indemnified Parties as those contained in the Company Certificate and the bylaws of the Company or the articles of association, bylaws or other organizational documents of any of its Subsidiaries as in effect on the date hereof.
          (c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect directors’ and officers’ liability insurance policies that are comparable to the directors’ and officers’ liability insurance policies currently maintained by the Company, such policies to be paid in full by the Company prior to the Closing, with respect to claims arising from facts or events that occurred at or prior to the Effective Time (provided that Parent may substitute therefor policies reasonably satisfactory to the Company Indemnified Parties of at least the same coverage containing terms and conditions that, in the aggregate, are no less advantageous).
          (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification and other obligations set forth in this Section 7.03.
          (e) Each Company Indemnified Party shall have rights as a third party beneficiary under this Section 7.03 as separate contractual rights for his or her benefit, in addition to and not in substitution of any other rights to indemnification or contribution that any such Company Indemnified Party may have by contract or otherwise, and all such rights herein and otherwise shall be enforceable by such Company Indemnified Party, his or her heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their successors and assigns.
     Section 7.04 Consents and Approvals. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent all consents and approvals necessary from the independent certified public accountants of the Company and its Subsidiaries to allow Parent to incorporate, utilize, publish or otherwise disclose the Company Financial Statements in order to facilitate Parent’s reporting requirements with any Governmental Body in accordance with Applicable Law, including the United States Securities and Exchange Commission.
     Section 7.05 Tax Matters.
          (a) Post-Closing Tax Return Filings; Indemnification.
               (i) Parent shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company and its Subsidiaries with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Parent Return”). Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax laws or specified in Schedule 7.05.
               (ii) No liability in respect of Tax shown on any Parent Return shall be considered to constitute a Loss subject to indemnity pursuant to Section 10.01 unless Parent shall have provided the Representative with a copy of such Parent Return for review and comment at least twenty (20) days prior to the filing of such Tax Return (or, if required to be filed within twenty (20) days after the Closing or the end of the taxable period to which such return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied by a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes (as defined below) and Indemnified Taxes that are shown as due on such Tax Return. The “Indemnified Taxes” shall mean the excess of the Pre-Closing Taxes over the amount of such Pre-Closing Taxes that were reflected as liabilities in the Company Financial Statements or incurred by the Company after the Company Balance Sheet Date as a result of any transaction that was not in breach of Section 4.08 or Section 6.02; provided that Indemnified Taxes shall not include any amount of Tax liability attributable to periods through the Company Balance Sheet Date that was not reflected on the Company Balance Sheet, if the omission of such amount did not cause the Company Balance Sheet to fail to be prepared in accordance with GAAP.
               (iii) If the Representative disagrees with the manner of preparation of a Parent Return or the amount of Pre-Closing Taxes or Indemnified Taxes calculated in the Pre-Closing Tax Statement, within fifteen (15) days of the receipt of Parent Return and Pre-Closing Tax Statement the Representative shall provide to Parent a notice of such dispute (a “Tax Statement Dispute”). If the Representative does not provide a notice of Tax Statement Dispute within such 15-day period, the Representative shall be deemed to have accepted the Tax Return and Pre-Closing Tax Statement relating thereto for purposes of Article 10. If the Representative provides Parent with a notice of a Tax Statement Dispute, the Representative shall also provide

Parent with a written explanation of the reasons for its disagreement. The Representative shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) each such Tax Return so provided. For this purpose, the Representative’s withholding of timely approval of a Tax Return based upon Parent’s failure to adopt in such Tax Return an alternative reporting position suggested by the Representative shall be deemed reasonable if the reporting position proposed by the Representative on such Tax Return has a “reasonable basis,” as defined in section 6662 of the Code. Parent and the Representative shall attempt to resolve their disagreement within the five (5) days following the Representative’s notification to Parent of a Tax Statement Dispute. If the Representative and Parent cannot reach complete agreement within fifteen (15) days, they each shall select a Tax expert from their outside accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each Party shall be responsible for the costs and fees of its Tax expert. If Parent and the Representative are unable to resolve their disagreement through their Tax experts, Parent and the Representative shall jointly select an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of Parent, the Company, the Surviving Corporation or any of their Subsidiaries; if Parent and the Representative are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the person so selected shall be referred to herein as the “Tax Arbitrator”). The Tax Arbitrator so selected will only consider those matters as to which Parent and the Representative have disagreed. Neither Parent nor the Representative shall have or conduct any communication, either written or oral, with the Tax Arbitrator without the other of them either being present or receiving a concurrent copy of any written communication. The Tax Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by Parent and the Representative and not pursuant to any independent review (the foregoing, however, shall not preclude the Tax Arbitrator from independent research of facts or determining proper application of GAAP or the terms of this Agreement with respect to the subject matter of the objections and disagreement between Parent and the Representative). The fees and expenses of the Tax Arbitrator incurred in connection with the determination of the disputed items by the Tax Arbitrator shall be borne by Parent and the Representative in an amount proportionate to the amount contested and not awarded to such Party as it bears to the total amount contested by the Parties, as determined by the Tax Arbitrator. Parent shall, subject to indemnification pursuant to Section 10.01, timely pay or cause to be paid the Tax shown as due on each such Tax Return.
                  (iv) Any Loss attributable to Indemnified Taxes shall be determined by reference to actual losses or expenses of the Parent Indemnified Parties in the same manner as other Losses pursuant to Article 10, and, for instance, shall be reduced by any Tax benefit which is correlative to the incurring of or payment of such Indemnified Taxes. The amount of the Loss attributable to Indemnified Taxes shown in any Pre-Closing Tax Statement as finally determined pursuant to the preceding paragraph, shall be treated as a “Loss” that is indemnifiable pursuant to Section 10.01.
          (b) Taxable Year Closing; Allocation of Taxes. Parent shall, unless prohibited by applicable law, cause the taxable periods of the Company and its Subsidiaries to end as of the close of the Closing Date. Parent shall not permit the Company or any of its Subsidiaries to take any actions after Closing on the Closing Date that are out of the Ordinary Course of Business, except as required by this Agreement or consented to by the Representative. For purposes of this Agreement, Taxes incurred by the Company or any of its Subsidiaries with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the taxable period ending on the Closing Date: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries. For purposes of this Agreement, “Pre-Closing Taxes” means all Taxes of the Company and its Subsidiaries attributable to taxable periods ending on or before the Closing Date, and the Taxes allocable to the portion of a taxable period ending on the Closing Date.
          (c) Tax Elections; Amended Returns. Except in connection with an audit resolved pursuant to Section 7.05(e) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may amend or cause the amendment of a Tax Return of the Company or any of its Subsidiaries, or file or amend any Tax election, or file a Tax Return after the due date thereof, concerning the Company or any of its Subsidiaries, in each case, with respect to any taxable period that would affect the computation of Pre-Closing Taxes without the written consent of the Representative, which consent shall not be unreasonably withheld or delayed. Parent shall, upon request by the Representative, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date which is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return for any other taxable period proposed by a Taxing Authority, or which is otherwise required by law to be filed.
          (d) Overpayments of Pre-Closing Taxes. To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in a determination of an overpayment of Taxes related to Taxes that were either (i) paid by the Company on or before the Closing Date, (ii) reflected as a liability in the Company Financial Statements or (iii) paid from the Escrow Deposit pursuant to a claim for indemnification under Section 10.01, Parent shall promptly pay an amount equal to such overpayment or overaccrual, and any interest actually received thereon, to the Exchange Agent upon receipt by (or crediting for the benefit of) Parent or its Affiliates (in the case of an overpayment of Taxes), or upon a determination that such Tax is not required to be paid (in the case of an overaccrual of Tax liability that was not yet paid at the time of such determination), unless and to the extent that the entitlement to any refund or credit of such overpayment was (x) taken into account in computing the amount of indemnified Loss in respect of such Taxes, or (y) reflected as an asset in the Company Financial Statements. For the avoidance of doubt, Parent shall not offset any Tax refunds from any Losses except with the prior written consent of the Representative.

          (e) Audits and Contests Regarding Taxes. Any Party who receives, or whose Affiliate receives, any notice of a pending or Threatened Tax audit, assessment, or adjustment against or with respect to the Company or any of its Subsidiaries which may give rise to a right to indemnification from the Escrow Deposit pursuant to the terms of Article 10 shall promptly notify the Representative of the receipt of such notice, and in no event in not more than ten (10) Business Days from the receipt of such notice. Parent and the Representative each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of the Parties or the Company Stockholders (including indemnity obligations hereunder). The Representative shall have the right to represent the Company’s or any of its Subsidiaries’ interests in any Tax audit or administrative or judicial proceeding pertaining to taxable periods ending on or before the Closing Date and to employ counsel of his choice, but reasonably satisfactory to Parent, at his expense, and control the disposition of any issue involved in such proceeding; provided that Parent shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect either a potential liability of the Company Stockholders or claim for indemnity under Section 10.01. Both Parent and the Company Stockholders (through the Representative) shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period of the Company or any of its Subsidiaries that includes but does not end on the Closing Date or involving both a taxable period of the Company or any of its Subsidiaries ending on or before the Closing Date and a taxable period ending after the Closing Date, and no such audit or proceeding may be settled or compromised by the Representative or Parent without the consent of both the Representative and Parent, which consent shall not be unreasonably withheld. Except as provided in this Section 7.05(e), the provisions of Article 10, including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.
          (f) Cooperation, Access to Information, and Records Retention. The Representative and Parent shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Company or any of its Subsidiaries. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees (i) to retain all books and records relevant to Taxes of the Company and its Subsidiaries (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, Parent shall allow the Representative to take possession or copy of such books and records.
          (g) Tax Certificates. Parent and the Representative agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any

Governmental Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Merger and the Transactions).
          (h) Tax Treatment of Merger. The Parties intend the Merger and LLC Merger (collectively, the “Mergers”) together to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). In support of such Tax treatment, the Parties hereto represent and covenant as follows:
               (i) Each of the Parties will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Mergers together qualified as a reorganization under Section 368(a)(1)(A) of the Code, and will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3. No party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the Mergers as a reorganization within the meaning of Section 368(a) of the Code.
               (ii) Parent represents that it intends to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, so that the Mergers shall satisfy the continuity of business enterprise requirement, in each case within the meaning of Treasury Regulations Section 1.368-1(d)
               (iii) Parent and Merger Sub represent that they have not taken and will not take any action, either before or after the Closing, which could cause Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.
               (iv) Parent warrants that it will own all of the interests in the Successor LLC as of the Second Effective Time, and that the Successor LLC, as of immediately after the Second Effective Time, will have been treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii) at all times since the date of its formation, and will have never made any election effective in any other taxing jurisdiction to be treated differently than its federal tax status.
     Section 7.06 Integration. Parent shall not, and shall use its best efforts to ensure that no Affiliate of Parent shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any securities (as defined in Section 2 of the Securities Act) of Parent or any of its Affiliates that would be integrated with the offer or sale of the Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration in a manner that would require the registration under the Securities Act of the sale of the Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration to the Company Stockholders pursuant to this Agreement, or that would be integrated with the offer or sale of the Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration for purposes of the Nasdaq Marketplace Rules.

     Section 7.07 Furnishing of Information; Securities Laws Disclosure.
          (a) As long as any Company Stockholder owns any shares of Parent Series A Preferred Stock or Parent Common Stock that was converted from Parent Series A Preferred Stock, Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Closing Date pursuant to the Exchange Act. As long as any Company Stockholder owns any shares of Parent Series A Preferred Stock or Parent Common Stock that was converted from Parent Series A Preferred Stock, if Parent is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to such Company Stockholders and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the shares of Parent Series A Preferred Stock or Parent Common Stock, as applicable, under Rule 144. Parent further covenants that it will take such further action as any holder of Parent Series A Preferred Stock or Parent Common Stock that was converted from Parent Series A Preferred Stock may reasonably request, to the extent required from time to time to enable such Person to sell such securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.
          (b) Parent shall issue a press release disclosing all material terms of the Merger and the Transactions and file a Current Report on Form 8-K with the SEC disclosing all material terms of the Merger and the Transactions (and attach as an exhibit thereto this Agreement) in accordance with Applicable Law. Parent shall provide the Representative with a draft of such press release prior to filing and provide an opportunity for comments. In addition, Parent will make such other filings and notices related to the Merger and the Transactions in the manner and time required by the SEC and the Nasdaq Marketplace Rules.
     Section 7.08 Conduct of Business. The business of Parent and its Subsidiaries shall not be conducted in violation of Applicable Law, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.
     Section 7.09 Reservation and Listing of Parent’s Stock. Parent has reserved out of its authorized and unissued shares, and Parent shall continue to reserve out of its authorized and unissued shares and keep available until the Closing Date, free of preemptive rights, the number of shares of Parent Series A Preferred Stock that constitute the Stock Portion of the Merger Consideration. Parent has reserved out of its authorized and unissued shares, and subject to the terms and conditions set forth in Section 4(c) of the Certificate of Designations, Parent shall continue to reserve out of its authorized and unissued shares and keep available at all times, free of preemptive rights, (i) the maximum number of shares of payment-in-kind interest payments with respect to the Parent Series A Preferred Stock (“PIK Shares”) that may be required to be paid to holders of Parent Series A Preferred Stock in the subsequent ninety (90) day period and (ii) a sufficient number of shares of Parent Common Stock for the purpose of effecting the conversion of Parent Series A Preferred Stock into the requisite number of shares of Parent Common Stock ((i) and (ii) together, the “Additional Shares”). Parent shall use its best efforts to comply with all requirements of the Nasdaq Marketplace Rules with respect to the issuance and listing of Parent Common Stock (including the Additional Shares).

     Section 7.10 Indebtedness. After the date hereof and until the date that all of the Parent Series A Preferred Stock that constitutes the Stock Portion of the Merger Consideration (including the PIK Shares) has been redeemed in full or converted into Parent Common Stock, without the prior consent of the Representative, (i) Parent shall not, and shall not cause or permit any of its Subsidiaries to, fail to duly observe and perform all of the covenants, conditions and agreements expressly contained in Sections 6.01, 6.02 and 6.03 of the Credit Agreement, dated as of June 8, 2007, as amended on August 9, 2007, among Parent, its Affiliates named therein and Canadian Imperial Bank of Commerce, CIBC World Markets Corp., as sole lead arranger, documentation agent and bookrunner, CIT Lending Services Corporation, as syndication agent and certain affiliated entities (the “Parent Credit Agreement”), such observance and performance to be determined without regard to any amendment, waiver or consent that may be received by Parent from any of the Lenders or the Administrative Agent (as such terms are defined in the Parent Credit Agreement) or any termination or replacement thereof, provided, that (A) Parent shall be permitted to incur Permitted Subordinated Indebtedness (as such term is defined in the Parent Credit Agreement) only as long as 50% of the net proceeds therefrom are used immediately to redeem the Parent Series A Preferred Stock that constitutes the Stock Portion of the Merger Consideration (including all PIK Shares) pursuant to the Certificate of Designations, and (B) Parent shall be permitted to incur Indebtedness in respect of Purchase Money Obligations (excluding Equity Interests) and Capital Lease Obligations (as such terms are defined in the Parent Credit Agreement), and refinancings and renewals thereof, up to Ten Million Dollars ($10,000,000) in the aggregate (which is Four Million Dollars ($4,000,000) greater than the amount permitted under Section 6.01(e) of the Parent Credit Agreement), and (ii) Parent shall not, and shall not cause or permit any of its Subsidiaries to, take any action that could be reasonably likely to render Parent insolvent or impede Parent’s ability to redeem the Parent Series A Preferred Stock in accordance with the Certificate of Designations.
     Section 7.11 Equity Interests. After the date hereof and until the date that all of the Parent Series A Preferred Stock that constitutes the Stock Portion of the Merger Consideration (including the PIK Shares) has been redeemed in full or converted into Parent Common Stock, without the prior consent of the Representative, Parent shall not, and shall not cause or permit any of its Subsidiaries to, issue or sell any Equity Interests in Parent or any of its Subsidiaries (including by way of sales of treasury stock) or any warrants or options to purchase Equity Interests (including any Equity Interests issued upon exercise of any warrant or option), or any securities convertible or exchangeable into any Equity Interest, or accept any contribution to the capital of Parent or any Subsidiary; provided, however, that the foregoing shall not prohibit any such sale or issuance by Parent of its Equity Interests (A) to directors, officers or employees of Parent pursuant to one or more stock option plans or agreements approved by the Board of Directors of Parent or (B) with respect to a Permitted Acquisition (as such term is defined in the Parent Credit Agreement) as long as the Equity Interests issued and sold are not senior to or pari passu with the Parent Series A Preferred Stock in any respect; and provided further, however, Parent shall be permitted to issue and sell any Equity Interests as long as 50% of the net proceeds therefrom are used immediately to redeem the Parent Series A Preferred Stock that constitutes the Stock Portion of the Merger Consideration (including all PIK Shares) pursuant to the Certificate of Designations. “Equity Interest” means any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting), or any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such person, whether outstanding on the date hereof or issued after the Closing Date.
     Section 7.12 Form S-3. The Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the SEC by Parent following the Closing in connection with the resale of shares of Parent Common Stock issuable upon conversion of the Parent Series A Preferred Stock constituting the Stock Portion of the Merger Consideration, and pursuant to the terms of the Registration Rights Agreement, shall, at the time the Registration Statement becomes effective under the Securities Act and, except as otherwise advised pursuant to the Registration Rights Agreement, for so long as the Registration Statement remains effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.
ARTICLE 8
CONDITIONS TO OBLIGATION TO CLOSE
     Section 8.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the Transactions related thereto shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by a party with respect only to itself, in whole or in part, to the extent permitted by Applicable Law:
          (a) Company Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.
          (b) Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a Material Adverse Effect on Parent and its Subsidiaries on a combined basis with the Company and its Subsidiaries), if the Merger were consummated notwithstanding such statute, rule, regulation, or Order; provided, however, that prior to asserting this condition, subject to Section 6.01, each of the Parties shall have used their best efforts to prevent the entry of any Order and to appeal as promptly as possible any such Order that may be entered.
          (c) HSR Act. The applicable waiting period, together with any extensions thereof, including any additional waiting period required as a consequence of any supplemental request by a Governmental Body, under the HSR Act shall have expired or been terminated.
          (d) Consents. All third party consents set forth on Schedule 8.01(d) shall have been obtained by the Company and written evidence of such shall have been delivered to Parent.
          (e) Registration Rights Agreement. A registration rights agreement in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) shall have been executed by Parent and the Representative.

     Section 8.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the Transactions are subject to satisfaction or waiver of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct do not, individually or in the aggregate, have a Material Adverse Effect on the Company. Parent shall have received a certificate signed by the Company to such effect.
          (b) Agreements and Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and Parent shall have received a certificate signed by the Company to such effect.
          (c) Documents. All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement (including, without limitation, the Escrow Agreement) shall have been executed by the parties thereto other than Parent and Merger Sub and delivered to Parent.
          (d) Material Adverse Effect. Since the date hereof, no Material Adverse Effect on the Company shall have occurred.
          (e) Appraisal Rights. The aggregate number of Company Shares held by Company Stockholders who have perfected appraisal rights under Section 262 of the DGCL shall not exceed seven percent (7%) of the issued and outstanding Company Shares.
          (f) Certificates. The Parent shall have received good standing certificates for the Company and its Subsidiaries from their jurisdictions of organization.
          (g) Terminations. The Termination Agreement, in the form attached hereto as Exhibit G, shall have been executed and delivered by the Company and the other parties named on the signature pages thereto.
     Section 8.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the Transactions is subject to satisfaction or waiver of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct do not, individually or in the aggregate, have a Material

Adverse Effect on the Parent or Merger Sub. The Company shall have received a certificate signed by Parent to such effect.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing. The Company shall have received a certificate signed by Parent to such effect.
          (c) Documents. All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement (including, without limitation, the Escrow Agreement) shall have been executed by the parties thereto other than the Company and its Subsidiaries and delivered to the Company.
          (d) Payments. Parent shall have delivered the Payoff Amount to the Lender, the Escrow Deposit to the Escrow Agent and the Closing Merger Consideration to the Exchange Agent, as required to be delivered pursuant to Article 3.
          (e) Certificate of Designations. Parent shall have filed a certificate of designations in the form attached hereto as Exhibit H (the “Certificate of Designations”) with the Secretary of State of the State of Delaware and shall have delivered to the Company a copy of such filing certified by the Secretary of State of the State of Delaware and specifying the date and time of acceptance.
ARTICLE 9
TERMINATION
     Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption and approval thereof by the stockholders of the Company:
          (a) By mutual written consent of Parent and the Company;
          (b) By either Parent or the Company if:
               (i) the Merger shall not have been consummated on or before the ninetieth (90) day after the date hereof; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or
               (ii) a Governmental Body shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger.
          (c) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 8.02(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 8.02(b) would not be satisfied, and, in both case

(i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice to the Company;
          (d) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 8.03(a) would not be satisfied or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 8.03(b) would not be satisfied, and, in case of (i) or (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice to Parent;
          (e) By Parent or the Company, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger or the Transactions; or
          (f) By the Parent, if the Requisite Stockholder Approval shall not have been obtained within two (2) Business Days after the date hereof; provided that (x) the conditions precedent in the Parent Credit Agreement have been fully satisfied and the proceeds of the Financing are immediately available to consummate the Merger and the other Transactions and (y) neither Parent nor Merger Sub are in material breach of their obligations under this Agreement.
          (g) By the Company if, within two (2) Business Days after the date hereof, (x) Parent has not fully satisfied all conditions precedent under the Parent Credit Agreement or the proceeds for the Financing are not immediately available to consummate the Merger and the other Transactions and (y) the Company is not in material breach of its obligations under this Agreement.
     Section 9.02 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement (other than this Section 9.02, Section 6.03, the last sentence of Section 6.04 and Sections 11.01, 11.03 11.05, 11.07, 11.08, 11.09 and 11.10, which shall survive such termination) shall forthwith become void, and, except as set forth in this Section 9.02, there shall be no liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party shall cease, except that nothing herein shall relieve any Party from liability for any material breach, prior to termination of this Agreement in accordance with its terms, of any covenant or agreement contained in this Agreement nor from liability for any material and willful breach, prior to termination of this Agreement in accordance with its terms, of any representation or warranty contained in this Agreement.
          (b) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(e) or (f), then the Company shall pay to Parent, by wire transfer in immediately available funds, within five (5) Business Days after such termination, a termination fee equal to One Million Four Hundred Thousand Dollars ($1,400,000); provided that such termination fee shall not be payable unless at the time of termination (x) the conditions precedent in the Parent Credit Agreement have been fully satisfied and the proceeds of the Financing are immediately available to consummate the Merger and the other Transactions and (y) neither Parent nor Merger Sub are in material breach of their obligations under this Agreement.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(g), then Parent or the Merger Sub shall pay to the Company, by wire transfer in immediately available funds, within five (5) Business Days after such termination, a termination fee equal to One Million Four Hundred Thousand Dollars ($1,400,000).
ARTICLE 10
INDEMNIFICATION
     Section 10.01 Indemnification of Parent by Resort to Escrow. Subject to the limitations set forth in Section 10.05, from and after the Effective Time, Parent and the Surviving Corporation and their respective officers, directors, employees, Affiliates, and agents (the “Parent Indemnified Parties”), shall be entitled to indemnification by recovery from the Escrow Deposit, (A) any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ and independent accountants’ fees and disbursements), liabilities, damages (excluding incidental, special, consequential or punitive damages), fines, penalties, charges, assessments, judgments and settlements (individually, a “Loss” and collectively, “Losses”) that the Parent Indemnified Parties incur arising out of (i) any inaccuracy of any representation or the breach of any warranty made by the Company in Article 4 of this Agreement, (ii) any nonfulfillment of any covenant or agreement made by the Company in this Agreement, which has not been cured (to the extent reasonably capable of being cured) within fifteen (15) days after written notice thereof to the Company and the Representative and/or (iii) the Indemnified Taxes and (B) one-half of any and all Losses (x) reasonably incurred in obtaining the consent listed in Schedule 10.01 or in obtaining any license acquired as a result of failing to obtain the consent listed in Schedule 10.01 or (y) from any breach of contract claim against the Surviving Corporation resulting from the failure to obtain such consent.
     Section 10.02 Indemnification by Parent. From and after the Effective Time, Parent shall defend, indemnify and hold the Company Stockholders and their respective officers, directors, employees, Affiliates, and agents (the “Stockholder Indemnified Parties”), harmless from and against any and all Losses that the Stockholder Indemnified Parties incur arising out of (i) any inaccuracy of any representation or the breach of any warranty made by Parent or Merger Sub in Article 5 of this Agreement, and/or (ii) any nonfulfillment of any covenant or agreement made by Parent or Merger Sub in this Agreement, which has not been cured (to the extent reasonably capable of being cured) within fifteen (15) days after written notice thereof to Parent.
     Section 10.03 Third Party Claims.
          (a) In the event that any Parent Indemnified Party desires to make a claim against the Escrow Deposit or any Stockholder Indemnified Party desires to make a claim against Parent, in each case in connection with any third party litigation, arbitration, action suit, proceeding, claim, investigation or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnification Control Person of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto after obtaining notice of such

Third Party Claim; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article 10, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.
          (b) The Indemnification Control Person will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnification Control Person has received notice of the Third Party Claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any Third Party Claim that, if not first paid, discharged or otherwise complied with, would result in a Material Adverse Effect on the Indemnified Party.
          (c) The assumption of the defense of any Third Party Claim by the Indemnification Control Person shall not constitute an admission of responsibility to indemnify the Indemnified Party or in any manner impair or restrict the Indemnifying Party’s rights to later be reimbursed its costs and expenses if indemnification under this Agreement with respect to such claim, investigation or proceeding was not required. The Indemnification Control Person shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except that no such consent shall be required if (i) there is no finding or admission of any violation of any Applicable Law, (ii) the sole relief provided is monetary damages that are reimbursed in full as Losses (subject to, with respect to claims by the Parent Indemnified Parties, the remaining Deductible Amount, if any, which will be paid by the Parent Indemnified Party, and the indemnification limits set forth in this Agreement), and (iii) (except in respect of any claim relating to Taxes) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.
          (d) If the Indemnification Control Person assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnification Control Person, and any counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense.
          (e) If the Indemnification Control Person does not assume the defense of a Third Party Claim or any litigation resulting therefrom after receipt of notice of such Third Party Claim from the Indemnified Party under (a) or (b) above, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnification Control Person, which consent shall not be unreasonably withheld, delayed, or conditioned.
          (f) The Parent Indemnified Parties and the Stockholder Indemnified Parties shall cooperate in good faith and in all respects with the Indemnification Control Person and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom).

The Parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Indemnifying Party, or any Indemnifying Party’s Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.
     Section 10.04 Payment of Claims.
          (a) In the event that any Parent Indemnified Party desires to seek indemnification under this Article 10, the Parent Indemnified Party shall give reasonably prompt written notice to the Indemnification Control Person specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If the Indemnification Control Person disputes such claim for indemnification, it shall notify the Parent Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon the Parent Indemnified Party and the Indemnification Control Person shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Indemnification Control Person or the Parent Indemnified Party may initiate litigation in accordance with Section 11.10 of this Agreement. If the Indemnification Control Person does not dispute such claim for indemnification, the Escrow Agent shall, to the extent jointly requested by the Indemnification Control Person and the Parent Indemnified Party, deliver to the Parent Indemnified Party a number of shares of Parent Series A Preferred Stock (or Parent Common Stock issued upon conversion of Parent Series A Preferred Stock), the value of which (as determined in accordance with Section 10.04(c)) shall be equal to the amount of such claim, from the Escrow in accordance with the terms of the Escrow Agreement (subject to the provisions of Section 10.04(d)).
          (b) In the event that any Stockholder Indemnified Party desires to seek indemnification under this Article 10, the Stockholder Indemnified Party shall give reasonably prompt written notice to Parent specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If Parent disputes such claim for indemnification, it shall notify the Stockholder Indemnified Party within thirty (30) days after its receipt of the notice of such claim for indemnification, whereupon Parent and the Stockholder Indemnified Party shall meet and attempt in good faith to resolve their differences with respect to such claim for indemnification. If the dispute has not been resolved within thirty (30) days after such parties first met to attempt a resolution, either the Stockholder Indemnified Party or Parent may initiate litigation in accordance with Section 11.10 of this Agreement. If Parent does not dispute such claim for indemnification, Parent shall pay, or shall cause the Surviving Corporation to pay, the Stockholder Indemnified Party an amount in cash equal to the amount of such claim.
          (c) For purposes of this Article 10, the value of each share of Parent Series A Preferred Stock as of any particular time shall be deemed to be the “Redemption Price” of such share, as such term is defined in the Certificate of Designations, and the value of each share of Parent Common Stock issued upon conversion of Parent Series A Preferred Stock shall be deemed to be Eight Dollars ($8.00), plus any accrued but unpaid dividends (as appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or general distribution of securities convertible into or exchangeable or exercisable for any capital stock of Parent), reclassification, reorganization, recapitalization or other like change occurring after the date hereof).
          (d) Notwithstanding any other provision of this Agreement, with respect to any claim for indemnification, the Representative shall have the option, in its sole discretion, to pay the Parent Indemnified Party an amount in cash equal to the number of shares of Parent Series A Preferred Stock or Parent Common Stock that the Escrow Agent would have delivered to such Parent Indemnified Party with respect to such claim multiplied by the value of such shares (as determined in accordance with Section 10.04(c)), in which case the Parent Indemnified Party and the Representative shall deliver joint written instructions to the Escrow Agent to deliver such number of shares of Parent Series A Preferred Stock to the applicable Company Stockholders pursuant to the terms of this Agreement and the Escrow Agreement.
          (e) The Parties agree that the payment of any indemnity under this Article 10 shall be treated as an adjustment to the Merger Consideration paid by Parent hereunder for Tax purposes to the extent that it may properly be so characterized under Applicable Law.
     Section 10.05 Limitations on Indemnification. No claim may be made against the Escrow Deposit unless and until the Parent Indemnified Parties have sustained aggregate Losses for which the Parent Indemnified Parties are entitled to indemnification pursuant to this Agreement in excess of Three Hundred Twenty-Five Thousand Dollars ($325,000) in the aggregate (the “Deductible Amount”) and then only to the extent such aggregate amount exceeds the Deductible Amount. Notwithstanding any other provision in this Agreement to the contrary, the maximum aggregate recovery of all Parent Indemnified Parties shall not exceed an amount equal to the Escrow Deposit.
     Section 10.06 Exclusive Remedy. The Parties acknowledge and agree that, the indemnification in this Article 10 shall be the sole and exclusive remedies of the Parties and their Affiliates for any and all Losses or any other liabilities sustained or incurred by the Parties or their Affiliates or their successors and assigns, in connection with, this Agreement, the Merger or otherwise arising out of the transactions contemplated hereby and the Parties each waive any other remedy, which they, or any other Person entitled to indemnification hereunder, may have hereunder, at law, in equity or otherwise with respect hereto. Once any portion of the Escrow is released to the Exchange Agent pursuant to the Escrow Agreement, the Parent Indemnified Parties shall have no further claim to such amounts.
     Section 10.07 Effect of Insurance, Taxes and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article 10 shall be reduced by (a) any amounts that are recovered by the Indemnified Party or any of its Affiliates from any Third Party, (b) any insurance proceeds or other cash receipts or source of reimbursement that are received by the Indemnified Party or any of its Affiliates with respect to such Losses (each source named in clauses (a) and (b), a “Collateral Source”) and (c) an amount of any net Tax benefit, if any, available to the Indemnified Party or its Affiliates attributable to such Losses. The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its claim as may be available from any Collateral Source. In the event an Indemnifying Party indemnifies an Indemnified Party on any claim referred to in the previous sentence and the Indemnified Party is not pursuing such claim, the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such claim, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, at the Indemnifying Party’s expense. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates’ employees available for interviews, depositions, testimony and similar matters. If any amount to be reduced under this Section 10.07 from any payment required under the Article 10 is determined after the date on which the Indemnifying Party is required pursuant to this Article 10 to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article 10 had such determination been made at the time of such payment. For purposes of this Article 10, the amount of the Losses relating to any item reflected as a liability in the Company Financial Statements or incurred in the Ordinary Course of Business prior to the Closing Date shall be calculated net of the amount so reflected or incurred.
     Section 10.08 No Double Recovery. Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under both this Agreement and the Ancillary Documents in respect of such fact, event, condition or circumstance, and an Indemnifying Party will not be liable for indemnification to the extent such Loss was reflected in the Company Financial Statements or incurred in the Ordinary Course of Business prior to the Closing Date.
     Section 10.09 Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement or any Ancillary Document delivered by or on behalf of the Parties hereto shall survive the Closing for a period of nine (9) months after the Closing Date. The covenants and agreements of the Parties to be wholly performed prior to the Closing shall survive the Closing for a period of nine (9) months after the Closing Date and the other covenants or agreements to be performed at or after the Closing shall survive the Closing until fully performed. No claim for breach of such representations, warranties or covenants may be brought, and no action with respect thereto may be commenced, and no Party shall have any liability or obligation with respect thereto, unless the Indemnified Party gave written notice to the Indemnifying Party, specifying with particularity the breach of the representation or warranty claimed, on or before the expiration of the applicable survival period, in which case the right of the Party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is resolved under the terms of this Agreement.
ARTICLE 11
MISCELLANEOUS
     Section 11.01 Expenses. All costs and expenses (including legal fees and expenses) arising from, incurred in connection with or incident to this Agreement, the Ancillary Documents and the Transactions (each a “Transaction Expense”) incurred by Parent (including without limitation the commissions, fees or other compensation of Parent’s Broker) shall be borne by Parent. All Transaction Expenses incurred by the Company or any Company Stockholder

(including without limitation the commissions, fees or other compensation of the Company’s Broker) (“Company Transaction Expenses”) shall be borne by the Company. Any amounts payable by the Company at the Closing for the Employee Transaction Bonuses shall be deemed to be Company Transaction Expenses. At or immediately prior to the Effective Time, the Company shall pay all of the unpaid Company Transaction Expenses that it is obligated to pay hereunder and such Company Transaction Expenses shall reduce the Merger Consideration in accordance with Section 3.01(a). All transfer, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer taxes), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be a Transaction Expense of Parent and shall be paid either by Parent or the Surviving Corporation, as applicable, when due (unless disputed by Parent in good faith). Parent shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
     Section 11.02 No Third-Party Beneficiaries. Except as otherwise set forth in Article 1, Section 3.09, Section 7.03 and Article 10 herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that it is expressly agreed that the Company Stockholders, the Option Holders and the Warrant Holders are intended beneficiaries of Sections 7.06 through 7.12 (inclusive).
     Section 11.03 Entire Agreement. This Agreement, including the Company Disclosure Schedules, the Parent Disclosure Schedules and Exhibits attached hereto, the Escrow Agreement, the Confidentiality Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     Section 11.04 Incorporation of Exhibits and Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules and the Exhibits attached hereto are incorporated herein by reference and made a part hereof. Any information or matter disclosed in any schedule of the Company Disclosure Schedules or Parent Disclosure Schedules shall be deemed disclosed in each and every other schedule of such disclosure schedules regardless of whether a specific cross-reference is made. The disclosure of a particular matter in the Company Disclosure Schedules shall not be taken as an admission by the Company that such disclosure is required to be made under the terms hereof. Where any information set forth in the Company Disclosure Schedules comprises expressions of opinion, no warranty is given as to their accuracy.
     Section 11.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company.
     Section 11.06 Counterparts and Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile signature by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.
     Section 11.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 11.08 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt; provided that if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day (in each case at the place of delivery), such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further that such notice, request, demand, claim or other communication is delivered to the applicable Party at the Party’s address or facsimile number as set forth below,
          (a) If to Parent or Merger Sub, addressed to it at:
400 Minuteman Road
Andover, Massachusetts 01810
Facsimile: (978) 946-7803
Attention: James W. Pluntze
with a copy to:
BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116
Facsimile: (617) 399-6930
Attention: Thomas B. Rosedale, Esq.
          (b) If to the Company prior to the Effective Time, addressed to it at:
13530 Dulles Technology Drive
Suite 110
Herndon, VA 20171
Facsimile: 703-561-0460
Attention: Craig D. Norman
with a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102

Telephone: (703) 760-7318
Facsimile: (703) 760-7777
Attention: Lawrence T. Yanowitch, Esq.
          (c) If to the Representative or to the Company after the Effective Time, addressed to it at:
c/o GTCR Golder Rauner, LLC
6100 Sears Tower
Chicago, Illinois 60606
Facsimile: (312) 382-2201
Attention: Philip A. Canfield
with a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Telephone: (703) 760-7318
Facsimile: (703) 760-7777
Attention: Lawrence T. Yanowitch, Esq.
     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 11.10 Jurisdiction; Waiver of Jury Trial. Except for disputes to be resolved under Section 7.05(a), the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court with jurisdiction over Wilmington, Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.08 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
     Section 11.11 Amendments and Waivers. This Agreement may be amended by the Parties at any time prior to or following the Company’s receipt of the Requisite Stockholder Approval; provided, however, that there shall be no amendment that by Applicable Law requires further approval of the Company’s Common Stockholders without the approval of such stockholders. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Section 11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     Section 11.14 Acknowledgements by Parent and Merger Sub. Parent and Merger Sub acknowledge that they have relied on the representations and warranties of the Company expressly and specifically set forth in Article 4 of this Agreement, including the Company Disclosure Schedules and Parent Disclosure Schedules (and any updates thereto). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY SET FORTH IN THE CONFIDENTIAL INFORMATION PREVIOUSLY DELIVERED TO PARENT), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE COMPANY STOCKHOLDERS.
     Section 11.15 Specific Performance. The Parties hereto agree that if, on or prior to the Closing Date, any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, prior to the Closing Date, the Parties shall be entitled to specific performance of the terms hereof and thereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

COMPANY: NETASPX, INC.
By:	/s/ John M. Whiteside
Name:	John M. Whiteside
Title:	President & CEO

PARENT: NAVISITE, INC.
By:	/s/ James W. Pluntze
Name:	James W. Pluntze
Title:	Chief Financial Officer

MERGER SUB: NSITE ACQUISITION CORP.
By:	/s/ James W. Pluntze
Name:	James W. Pluntze
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:
REPRESENTATIVE:
GTCR FUND VI, L.P.
By: GTCR Partners VI, L.P.
Its: General Partner
By: GTCR Golder Rauner, L.L.C.
Its: General Partner

By:	/s/ Philip A. Canfield
Name: Philip A. Canfield
Title: Principal

AGREEMENT AND PLAN OF MERGER
by and among
NETASPX, INC.,
NAVISITE, INC.,
NSITE ACQUISITION CORP.,
and
GTCR FUND VI, L.P.
SEPTEMBER 12, 2007

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Exhibits:

Exhibit A Form of Certificate of Incorporation of Surviving Corporation
Exhibit B Form of Bylaws of Surviving Corporation
Exhibit C Form of Escrow Agreement
Exhibit D Form of Exchange Agent Agreement
Exhibit E Form of Letter of Transmittal
Exhibit F Form of Registration Rights Agreement
Exhibit G Form of Termination Agreement
Exhibit H Form of Certificate of Designations

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